AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2002

                                                      Registration No. 333-99415

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   ----------
                                 AMENDMENT NO. 1
                                     TO THE
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                   ----------
                       AMERICAN LIFE HOLDING COMPANY, INC.
                 (Name of Small Business Issuer in Its Charter)

          Florida                                          6411                                             52-2177342
-------------------------------                  ----------------------------                         -------------------
(State or Other Jurisdiction of                  (Primary Standard Industrial                          (I.R.S. Employer
Incorporation or Organization)                      Classification Number)                            Identification No.)

                             4823 Old Kingston Pike
                                    Suite 125
                           Knoxville, Tennessee 37919
                                  865-588-8228
          (Address and Telephone Number of Principal Executive Offices)
                                   ----------
                            Mr. Stanley P. Brown, III
                                    President
                       American Life Holding Company, Inc.
                             4823 Old Kingston Pike
                                    Suite 125
                           Knoxville, Tennessee 37919
                                  865-588-8228
            (Name, Address and Telephone Number of Agent For Service)
                                   ----------
                        Copies of all communications to:

                             Roxanne K. Beilly, Esq.
                      Katz, Barron, Squitero & Faust, P.A.
                              100 N.E. Third Avenue
                                    Suite 280
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 522-3636
                          Facsimile No. (954) 522-5119

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE

                                                                 Proposed                 Proposed
   Title of Each                                                 Maximum                  Maximum
Class of Securities                      Amount to be          Offering Price             Aggregate              Amount of
  to be Registered                         Registered             Per Security           Offering Price        Registration Fee
--------------------                     ---------------       -----------------         ---------------       ----------------
Common stock, par value
$.01 per share(1)                             391,449                $5.00                    $1,957,245             $181

Total Registration Fee                                                                                               $181


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act").


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion dated October 30, 2002


PROSPECTUS


                       AMERICAN LIFE HOLDING COMPANY, INC.

                         391,449 Shares of Common Stock


         This prospectus relates to 391,449 shares of our common stock which may be offered by certain selling security holders.


         There is presently no public market for our shares. The selling security holders will offer and sell the shares of common stock at a range from $4.50 to $5.00 per share until our shares are quoted in the over-the-counter market or on an exchange, and thereafter at prevailing market prices or privately negotiated prices. See "Risk Factors" beginning on page 3.


         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR
INVESTMENT.  PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


                The date of this prospectus is ____________, 2002

                               PROSPECTUS SUMMARY


         We are a reinsurer of single premium deferred annuity and flexible premium deferred annuity contracts for tax qualified and non-qualified investments. Annuity contracts guarantee the holder a series of fixed-amount payments paid by the insurer at regular intervals over the specified period of the annuity. Deferred annuity contracts, the type that we reinsure, delays the payments of income, installments or lump sum until the holder elects to receive them. Purchasers of single premium deferred annuity contracts pay the purchase price (or premium) of the contract at the time of purchase, while purchasers of flexible premium deferred annuity contracts pay the premium over a specified period of time. The annuity contracts which we reinsure are subject to discretionary surrender or withdrawal by our customers. These policies and contracts represent assumed reinsurance, primarily with Allianz Life Insurance Company of North America. Reinsurance is a procedure used by insurance companies to reduce the outright risks associated with underwritten policies by spreading risks across alternative companies, such as ours, much like buying an insurance policy for an insurance policy. On our behalf Allianz invests premiums and deposits to provide cash flow that we use to fund future benefits and expenses.


         When used in this prospectus, the terms "American Life Holding," " we," "our," and "us" refers to American Life Holding Company, Inc. a Florida corporation, and our subsidiary, the American Life and Annuity Company, Inc. , a Tennessee corporation. When used in this prospectus, the term "American Life" refers to our subsidiary.

         Our offices are located at 4823 Old Kingston Pike, Suite 125, Knoxville, Tennessee 37919, and our telephone number is 865-588-8228. Our fiscal year is December 31.

The Offering

Common Stock Offered by
Selling Security holders                                      391,449 shares

Common Stock Outstanding:
         Prior to the Offering                                391,449 shares
         After the Offering                                   391,449 shares

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following summary financial information has been derived from the financial statements that are included in this prospectus.


STATEMENT OF OPERATIONS DATA:

                                                                                                                        American
                                                                                                                          Life
                          American Life Holding          American Life                 American Life Holding             Holding

                            Six months ended              Year ended          January 1, 2002 to     Year Ended        Proforma Six
                                June 30,                  December 31,          June 22, 2002(1)   December 31, 2001   months Ended
                        -------------------------   ----------------------    ------------------   -----------------   June 30, 2002
                          2002          2001          2001          2000                                               -------------
Revenues                $310,538      $197,625      $449,887      $344,410      $      --              $ --          $ 310,538
Expenses                 333,457       170,861       431,439       320,659        250,000                --            583,457
Other income (expense)      (381)       (3,797)       (7,242)       (4,454)            --                --               (381)
Net income (loss)       $(18,600)     $ 18,367      $  9,006      $ 15,997      $(250,000)             $ --          $(268,600)
Basic earnings (loss)
  per share             $ ( 0.06)     $   0.06      $   0.03      $   0.05      $   (6.69)             $  0          $   (0.75)
Diluted earning (loss)
  per share                   (2)     $   0.05      $   0.03      $   0.05             (2)               (2)                (2)
Weighted average
  per share
  outstanding            321,391       315,349       315,361       315,349         37,379               150            357,178
Diluted weighted
  average per share
  outstanding                 (2)      338,009       338,021       338,021             (2)               (2)                (2)


BALANCE SHEET DATA:

                               American Life Holding            American Life
                                   June 30, 2002                 December 31,
                                   -------------         -------------------------------
                                    (unaudited)             2001                 2000
Cash                                $   128,187          $     7,835          $   71,447
Available-for sale securities       $ 2,311,690          $ 2,221,625          $2,168,362
Amounts receivable under
    reinsurance agreements (3)      $ 8,907,966          $ 9,460,220          $2,926,436
Total assets                        $11,984,237          $12,350,651          $5,528,510
Contractholder deposits             $ 9,226,968          $ 9,787,275          $3,024,771
Total liabilities                   $ 9,353,801          $ 9,787,331          $3,103,026
Total stockholders' equity          $ 2,630,436          $ 2,563,320          $2,425,484


(1) The $250,000 of expenses incurred during the period of January 1, 2002 to June 22, 2002 reflect non-recurring costs incurred in connection with the then pending reorganization. Please see the discussion regarding these items which appears later in this prospectus under Management's Discussion and Analysis of Financial Condition and Result of Operations beginning on page 9.

(2) Due to the loss incurred during the period presented, potential common shares are anti-dilutive.


(3) Amounts receivable under reinsurance agreements represents balances owing to us under terms of our assumption of primary liability for annuity policies assumed from ceding companies. We are initially credited for liability balances assumed, less our pro-rata share of acquisition costs. As the policies mature, we earn interest at determined rates on our asset, the "amount receivable under reinsurance agreements," and our liabilities are increased by interest credited to contract holders, as adjusted for amounts attributable to surrender charges.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

         We have reported limited revenues to date and we reported a net loss for the six months ended June 30, 2002. There are no assurances that we will be profitable in future quarters or be able to increase our revenues in future periods.


         We reported revenues of $449,887 and $344,410 for the fiscal years ended December 31, 2001 and 2000, respectively, and revenues of $310,538 for the six months ended June 30, 2002. While we reported net income of $9,006 and $15,997 for the years ended December 31, 2001 and 2000, respectively, we reported a net loss of $18,600 for the six months ended June 30, 2002. Our operating expenses have increased and we will likely continue to incur operating losses in the future. Our liquidity will continue to be diminished in the event of continuing operating losses. Other than the line of credit which has been extended to us by Dr. Bishop, our Chairman and principal shareholder, we currently have no outside sources of liquidity. We believe that this line of credit is sufficient to provide working capital to us based upon our present level of operations until such time as we can generate sufficient profits from our current operations.

         Our future profitability will depend on substantial increases in revenues from operations. Our total revenues include revenues from investment income and realized investment gains or losses, which includes gains or losses from the trading of our available for sale securities. In order to increase our revenues, we will need to increase our capital and surplus in order to provide funds available to purchase additional blocks of annuity contracts . Because we presently have no additional sources of capital and surplus, other than the $250,000 credit line extended to us by Dr. Bishop, there can be no assurance that our future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. As discussed below, there are no guarantees that we will be able raise additional capital as needed, in which event it is unlikely that we will ever be able to increase our revenues, consistently report profits on our operations or grow our business.


We face a variety of risks related to fluctuating interest rates, the majority of which are beyond our control. If we do not manage these risks properly, our capital and surplus could be negatively impacted.

         Our total revenues include revenues from investment income and realized investment gains or losses, which includes gains or losses from the trading of our available for sale securities. Significant changes in interest rates exposes us to the risk of not earning income or experiencing losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts. Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads. During periods of falling interest rates, our investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. During periods of rising interest rates, we may be unable to take full advantage of the spread between earnings on our investments and costs associated with annuity contracts because our contract holders may elect to terminate the existing contracts and obtain replacement contracts with higher guaranteed yield contracts. Therefore, we may not be able to fully offset the decline in investment earnings with lower crediting rates on our annuity contracts. The annuity contracts which have been ceded to us generally guarantee a minimum annual interest rate of 2.5% which we pay to the contract holders. If the amount of revenues we generate from investment income, which includes the funds withheld by the ceding companies that are included in their investment portfolios which are generally invested in high grade corporate bonds and government securities as well as investment income earned on our available for sale securities, are not sufficient to pay the interest to the contract holders our revenues would be adversely affected, our liquidity will suffer and we would be required to use a portion of our surplus to pay whatever deficiency existed in the amount payable to the contract holder. While we have never experienced a deficiency to date and our revenues have been sufficient to pay the interest to the contract holders, given the recent declines in interest rates we cannot guarantee you that a deficiency will not occur in the future.

         We do not maintain control of the invested assets underlying our annuity contracts. Poor management of the invested assets by the ceding companies will have an adverse affect on our results of operations in future periods and these assets could be at risk in the event of the insolvency of the ceding company.

         We have entered into reinsurance agreements with two companies in which the ceding insurance company retains the assets supporting the ceded annuity contracts and manages them for our account. As of June 30, 2002 approximately $8,900,000 of assets where held by ceding companies and are reflected on our balance sheet as accounts receivable under reinsurance agreement. Although the ceding companies must adhere to general standards agreed to by us for the management of these assets, we do not control the selection of the specific investments or the timing of the purchase or sale of investments made by the ceding company. Accordingly, we may be at risk if the ceding company selects investments that deviate from our agreed standards or if the ceding company performs poorly in the purchase, sale and management of those assets. If the ceding company should either select investments which deviate from our agreed standards or perform poorly in the management of these assets, because revenues from these investments represents a significant portion of our total revenues, our results of operations in future periods would be materially and adversely affected. In addition, these assets are not segregated from the ceding companies' other assets, and we may not be able to recover all of these assets in the event of the insolvency of the ceding insurers. Any inability on our part to recover all of these assets would likewise result in our insolvency, in which event we would be required to cease operations.


         We will need additional capital to increase our revenues. We may not be able to obtain this additional capital on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow our company.


         As discussed above, our ability to increase our revenues is dependent upon our ability to increase the amount of capital and surplus we have available to acquire additional annuity contracts. Unless we increase the amount of capital and surplus which is available to us, we will not be able to increase our revenues. It is, therefore, likely that we will seek to raise additional capital, possibly through the issuance of long- term or short-term indebtedness or the issuance of equity securities in private or public transactions, to provide additional capital and surplus. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all. If we are unable to obtain sufficient financing if and when needed, our ability to increase our revenues will be materially and adversely affected. If we are unable to increase our revenues, it is unlikely that we will ever attain any consistent level of profitability or otherwise grow our business.

         We agreed to a variety of restrictive covenants in the issuance of shares of our Series A Convertible Preferred Stock which may prevent us from taking certain actions which may benefit our company or our common shareholders. These restrictive covenants permit our principal shareholder who is also chairman of our board members to exercise significant control over our actions.

         In August 2002 we issued Dr. Archer W. Bishop, Jr., our chairman and principal shareholder, 250,000 shares of our newly created Series A Convertible Preferred Stock. So long as shares of our Series A Convertible Preferred Stock are outstanding, we have agreed not to take certain actions without the consent of Dr. Bishop. The actions generally include actions related to the issuance of additional securities and other matters related to our capitalization. These negative covenants generally give Dr. Bishop significant control over certain actions related to our company. There are no guarantees that we will be able to obtain any necessary consents in the future if we should wish to enter into transactions which we believe are in our best interests, but which may not necessarily be in the best interests of Dr. Bishop. Any inability on our part to secure Dr. Bishop's consent to such transactions could have the result of restricting the growth of our business. See "Description of Securities - Series A Convertible Preferred Stock".

         Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our common shareholders.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested directors. In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which 250,000 shares are currently issued and outstanding. Our board of directors may, without shareholder approval, issue additional series of preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.


         Because there is no public market for our common stock, you may find it extremely difficult or impossible to resell our shares. Even if a public market is established, we cannot guarantee you that there will ever be any liquidity in our common stock.

         There is no public market for our common stock, and although we intend to seek quotation of our common stock in the over-the-counter market or the Bulletin Board Exchange (BBX) at such time as we meet the listing standards, there can be no assurance that a public market will ever be established. Purchasers of our shares of common stock will face significant obstacles if they wish to resell the shares. Absent a public market for our common stock, an investment in our shares should be considered illiquid. In the future we may attempt to establish a public market for our common stock. We cannot guarantee you that we will be successful. Even if a public market is established, it is unlikely a liquid market will develop. Because of our relatively small size and limited revenues, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all. Investors seeking liquidity in a security should not purchase our shares of common stock.

         If we ever establish a public market for our common stock, the tradeability in our common stock will be limited under the penny stock regulations which will adversely affect the liquidity of our common stock.

         In the event we seek to establish a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors.


         This prospectus covers the resale of all of our outstanding shares of common stock, including shares held by our officers and directors. If a public market is ever developed for our common stock, the number of shares which are available for sale may depress the market price of our common stock.

         The registration statement of which this prospectus is a part covers the resale of all 391,449 shares of our common stock currently outstanding, which includes 282,015 shares of our common stock owned or controlled by our management. While there is no current public market for our common stock, we hope to establish one in the future. At such time as a public market for our common stock is established, Dr. Bishop, our Chairman and principal shareholder, and Dr. Bell, a member of our board of directors, have agreed not to sell or transfer any of the shares of our common stock owned or controlled by them during the initial 90 day period after a public market is established. Dr. Bishop and Dr. Bell own or control an aggregate of approximately 70% of our issued and outstanding common stock. Notwithstanding these resale restrictions by Dr. Bishop and Dr. Bell, and their oral advice to us that they do not have any present intention of selling their shares of our common stock once the lock-up period has expired, it is possible that the remaining selling security holders, including the other members of our management, will offer all of the shares for sale as soon as a public market is established. It is also possible that Drs. Bishop and Bell will change their minds and offer all or a portion of their shares once the lock-up period has expired. Because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock at such time as a public market is established, of which there can be no assurance.

         Our Chairman is the sole holder of our Series A Convertible Preferred Stock which gives him voting control of our company. The sales of shares of our common stock by Dr. Bishop will not affect his ability to control our company.

         Holders of shares of our Series A Convertible Preferred Stock have 75 votes per share and holders of our shares of common stock have one vote per share on all matters submitted to a vote of our shareholders, and these two classes of our voting securities vote together on all matters submitted to a vote of our shareholders. Dr. Bishop, our Chairman, is the sole holder of our Series A Convertible Preferred Stock. As a result of these voting rights, notwithstanding that our common shareholders are entitled to vote on matters submitted to our shareholders, Dr. Bishop has the power to elect all of our directors and to otherwise control our company.

         Dr. Bishop currently has voting control over approximately 99% of our voting securities, which includes all 250,000 shares of our Series A Convertible Preferred Stock described above and 232,015 shares of our common stock. Dr. Bishop has agreed not to sell or transfer the shares of common stock owned or controlled by him for a 90 day period following the date on which a public market is established for our common stock, assuming such a market is established of which there can be no assurance. Following the expiration of this lock-up period, Dr. Bishop has orally advised us that he has no present intention to sell any of our shares of common stock. In the event Dr. Bishop should change his mind and sell all 232,015 shares of our common stock, he would still control over approximately 98% of our voting securities as a result of the voting rights attributable to our Series A Convertible Preferred Stock, and he would still be entitled to elect all of our directors and otherwise control the operations of our company.

         If our officers and directors were to sell all of our shares of common stock owned or controlled by them, while they have indicated that they will remain as our management, their interests would not be as closely tied to our shareholders as they are now.

         As discussed above, because we are registering all of our outstanding shares of common stock, including those held by our officers and directors, subject to the compliance of Drs. Bishop and Bell with lock-up agreements our management could sell their shares once a public market is established for our common stock. None of our management have advised us that they intend to sell their shares and then resign their positions with our company. If they were, however, to sell all of our shares of common stock owned by them, in that event because they would no longer be our shareholders but still responsible for our day to day operations, their interests may not be as closely linked to our shareholders' interests as they would be if they remained our shareholders.


           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial conditions or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2002 which gives effect to the share exchange with the American Life shareholders and the closing of the private placement. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                       June 30, 2002
                                                       -------------
                                                        (unaudited)
Long-term liabilities                                   $        0

Stockholder's equity:

     Preferred stock, $.001 par value,
     5,000,000 shares authorized,
     0 shares issued and outstanding                            --

     Common stock, $.001 par value,
     100,000,000 shares authorized,
     391,449 shares issued and
     outstanding                                               392
     Additional paid-in capital                          2,944,000
     Accumulated deficit                                  (434,145)
     Accumulated other comprehensive income                120,189
                                                        ----------

          Total stockholders' equity                    $2,630,436
                                                        ----------


     Total  capitalization                              $2,630,436
                                                        ==========


                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

Introduction

         In June 2002 we closed a share exchange with American Life in which the holders of 100% of its issued and outstanding capital stock exchanged their shares for shares of our company. Prior to this share exchange, we had no business or operations. Contemporaneously with the closing of the share exchange, we closed a private placement of our common stock in which we sold 21,500 shares of our common stock to accredited investors resulting in gross proceeds to us of $107,500. The closing of the private placement was conditioned upon the prior closing of the share exchange. Both the share exchange and private placement are described in greater detail elsewhere in this prospectus. As a result of the share exchange, American Life became our subsidiary, its officers and directors became our officers and directors, and its business and operations became our business and operations. The following summary financial information has been derived from the financial statements that are included in this prospectus. The historical financial statements are those of our American Life subsidiary as a result of the share exchange, but the capital structure is ours in accordance with U.S. generally accepted accounting principles. See Note 1 to our financial statements included elsewhere in this prospectus. As a stand-alone entity, we had no operations prior to January 1, 2002 or during the period from the closing date of the share exchange on June 22, 2002 until the end of the period at June 30, 2002.

Transactions which occurred prior to share exchange

         Because of the accounting treatment discussed above, during the period of January 1, 2002 and June 22, 2002, the date the share exchange closed and our operations became those of our American Life subsidiary, certain transactions which effected our financial statements are not reflected in the consolidated financial statements for the six months ended June 30, 2002. These transactions include:

         * In February 2002 we issued an aggregate of 50,000 shares of our common stock as compensation for services being rendered to us in connection with the pending reorganization by an individual who was then serving as our president and to an accounting firm that was providing consulting services. We valued these shares at $5.00 each which equals the price per share paid by third party investors in our private placement which closed immediately after the share exchange. Our Statement of Operations for the period of January 1, 2002 until June 22, 2002 which is included in our stand-alone financial statements that appear elsewhere in this prospectus reflects this expense, however, because the transaction occurred prior to the share exchange this expense is not reflected in the Consolidated Statement of Operations for the six months ended June 30, 2002 which only reflects the operations of our American Life subsidiary during that period.

         * During the period of January 1, 2002 until June 22, 2002 certain additional expenses were incurred in connection with the pending reorganization for legal, accounting and related fees which totaled $101,237. Under U.S. generally accepted accounting principles, we are permitted to charge these costs directly against our paid-in capital to the extent of cash ($107,500) received by us in connection with the recapitalization. The balance of $6,263 is reflected on our Balance Sheet at June 22, 2002 in our stockholders' equity, and on the Consolidated Statement of Stockholders' Equity at June 30, 2002 as an increase in stockholders' equity.

Our operations


         Our operations are currently through our American Life subsidiary, and are limited to the reinsurance of annuity contracts which we obtain from larger insurance companies through reinsurance agreements. Because of our small size, the insurance companies that cede to us our share of the annuity contracts retain our pro-rata portion of the net proceeds from the sales of the annuities. We include our share of the retained proceeds in our balance sheet under the caption "Amounts receivable under reinsurance agreements." We customarily refer to these amounts as "funds withheld." The funds withheld by the ceding companies are included in their investment portfolios which they generally invest in high grade corporate bonds and government securities. The ceding companies credit our funds withheld accounts with our pro-rata share of the net earnings on those investments. We also earn investment income from our available for sale securities which we own and manage ourselves. These securities, principally high grade corporate bonds and government securities, approximate our required minimum statutory capital and surplus. Our primary expenses are our pro-rata share of the interest that is credited to the contract holders of the annuities and general insurance expenses. Credited interest rates on the annuity contracts during the six months ended June 30, 2002 ranged from 3.83% to 7.05%. General insurance expenses consist of our general and administrative salaries, expenses, professional fees including actuarial costs, and amortization of our pro-rata share of contract acquisition costs.


Results of operations

How we generate revenues


         Our total revenues include revenues from investment income and realized investment gains or losses, which includes gains or losses from the trading of our available for sale securities. Investment income includes our share of earnings credited to us as a result of the funds withheld relationship with the larger insurance companies that have ceded to us the annuity contracts, and available for sale securities that are part of our required regulatory capital and surplus. The following table sets forth the approximate weighted average investment balance and approximate weighted average return earned for the periods specified:

                                      Six Months Ended               Fiscal Year Ended
                                           June 30,                     December 31,
                                     2002            2001           2001           2000
Approximate weighted average
     investment balance           $11,449,000     $5,084,000     $8,378,000     $5,095,000
Approximate weighted average
     return earned                        5.4%           7.8%           5.4%           6.8%

         The approximate annualized corresponding yields in the foregoing table reflects declining interests rates primarily as a result of U.S. monetary policy and market conditions.


         At June 30, 2002 and December 31, 2001 the ceded portion of the contracts we reinsure was $9,226,968 and $9,787,275, respectively. These contracts, which generally provide for a minimum guaranteed rate of 2.5% per annum, feature variable rates after the first year of issuance and all the contracts we presently reinsure are over one year old. For the years ended December 31, 2001 and 2000 the credited interest rates on these contracts ranged from 3.83% to 6.90% and from 4.4% to 7.05%, respectively. Amounts credited to the contract holders are determined by the ceding company and are a function of competitive market conditions.

Six months ended June 30, 2002 as compared to June 30, 2001

         Our total revenues for the six months ended June 30, 2002 increased approximately 57% from the comparable period in fiscal 2001. Included in these results was an increase of approximately 63% in revenues from investment income which results from the increase in September 2001 in annuity contracts we assumed on a funds withheld basis, and a decrease of approximately 123% ($7,711) in revenues from realized investment gains or losses resulting from trading losses. Because our current capital levels limit our ability to acquire any appreciable amounts of newly ceded annuity contracts, and as a result of declining interest rates, we expect a slight decline in our investment income for the last two quarters of our fiscal year of 2002.

         Our total expenses for the six months ended June 30, 2002 increased approximately 95% from the six months ended June 30, 2001. Included in this increase is an increase of approximately $161,000, or approximately 196%, in interest paid to our contract holders which reflects the additional annuity contracts we acquired in September 2001. General insurance expenses, which include our general and administrative salaries, expenses, professional fees including actuarial costs and amortization of our pro-rata share of contract acquisition costs, remained relatively constant between the period. As discussed above, during the balance of fiscal 2002 we do not expect to acquire any significant amount of new annuity contracts and therefore we expect the interest expense we credit to contract holders for the balance of fiscal 2002 to remain near the level as incurred during the six months ended June 30, 2002. However, we do anticipate a slight decrease as a result of falling interest rates. We expect that general insurance expenses will increase during the balance of fiscal 2002 due to expenses related to the recapitalization. We estimate approximately an additional $55,000 will be incurred during the balance of fiscal 2002 for these expenses. We expect the remaining general insurance expenses to remain comparable to levels incurred during the six months ended June 30, 2002.

         Other income (expense), which represents interest paid on amounts loaned to us by our principal shareholder, decreased approximately 90% for the six months ended June 30, 2002 from the comparable period in fiscal 2001, as a result of the conversion of certain amounts owed into equity in the fourth quarter of fiscal 2001. We expect that during the balance of fiscal 2002, we will incur an increase in interest expense related to the line of credit extended to us by our majority shareholder, Dr. Bishop, in connection with the issuance of 250,000 shares of our Series A Convertible Preferred Stock discussed elsewhere in this prospectus.


Fiscal year ended December 31, 2001 as compared to the fiscal year ended December 31, 2000

         Our total revenues for fiscal 2001 increased approximately 31% from fiscal 2000. Included in these results was an increase of approximately 25% in revenues from investment income which is attributable to our share of earnings credited to us as a result of the funds withheld by our ceding insurance companies on the annuity contracts and interest on our available for sale securities. We also had an increase of approximately $20,000, or approximately 903%, in revenues from realized investment gains resulting from profits on the trading of our available for sale securities.

         Our total expenses for fiscal 2001 increased approximately 35% from fiscal 2000. Included in this increase is an increase of approximately $120,000, or approximately 100%, in interest paid to our contract holders. General insurance expenses decreased by approximately $13,000, or approximately 7%, in fiscal 2001 from fiscal 2000 as a result of a general cost containment measure undertaken by management. Taxes, licenses and other expenses increased approximately $4,000, or approximately 61%, principally due to additional state franchise taxes. .

         Interest expense increased approximately $2,800, or approximately 63%, in fiscal 2001 from fiscal 2000 due to the additional amount of borrowings from our majority shareholder that were outstanding during most of 2001.

Liquidity and Capital Resources


         Net cash used in operating activities for the six months ended June 30, 2002 decreased approximately $25,000, or approximately 58%, from the six months ended June 30, 2001. This change was primarily attributable an approximate $59,000 period- to-period positive swing in the change in our reinsurance receivables compared to the change in the liability to contract holders, which was offset by the approximate $37,000 negative swing in earnings for the six months ended June 30, 2002 as compared to the same six month period in fiscal 2001. Net cash provided by investing activities was $5,533 for the six months ended June 30, 2002 as compared to $66,454 for the comparable period in fiscal 2001. This decrease is the result of a net spread of $8,597 between sale and maturities of our securities over our purchases of securities compared to a net spread of $66,454 for the comparable period in fiscal 2001. Net cash provided by financing activities was $132,699 for the six months ended June 30, 2002 as compared to $3,372 for the six months ended June 30, 2001. This change is primarily attributable to $107,500 of gross proceeds we received from the private placement of our securities in June 2002 that was conditioned upon the closing of the share exchange with American Life together with a loan to us from our principal shareholder.


         Our cash and cash equivalents at June 30, 2002 increased to $128,187 from $98,560 at June 30, 2001 as a result of the foregoing. Likewise, our available for sale securities increased from $2,221,625 at June 30, 2001 to $2,311,690 at June 30, 2002 due primarily to the increase in their market value. We are required to maintain this approximate amount of securities for regulatory purposes which represents our capital and surplus.


         We face certain uncertainties which may have an adverse impact on our liquidity in future periods, including:

         * The annuity contracts which have been ceded to us generally guarantee a minimum annual interest rate of 2.5% which we pay to the contract holders. If the amount of revenues we generate from investment income are not sufficient to pay the interest to the contract holders, we will be required to use our cash and cash equivalents, including our capital and surplus, to make up any shortfall in the guaranteed yield to the contract holder,

         * If the ceding company should either select investments which deviate from our agreed standards or perform poorly in the management of these assets, our investment income will be adversely affected,

         * During periods of rising interest rates, we may be unable to take full advantage of the spread between earnings on our investments and costs associated with annuity contracts because our contract holders may elect to terminate the existing contracts and obtain replacement contracts with higher guaranteed yield contracts, and

         * While our amounts receivable under reinsurance agreement are held in long-term investments with maturities layered to anticipate the surrender of the corresponding annuity policies, during periods of rising interest rates when contract holders may elect to terminate the existing contacts and obtain replacement contracts with higher guaranteed yields we may not have sufficient liquidity in these investments and would be required to utilize a portion of our capital and surplus to fund these early surrenders.

         We believe, however, that the specific risk of funds withheld being insufficient to cover surrendered policies is minimal in that the conditions of the annuity contracts provide for surrender charges in an amount sufficient to cover the deferred policy acquisition costs incurred in connection with the ceded risk.


         We have incurred cumulative losses through June 30, 2002. At June 30, 2002 we have an accumulated deficit of $434,145. We may continue to incur losses during the future. We do not have any present commitments for capital expenditures. Dr. Bishop, our principal shareholder, has historically advanced us funds from time to time for operating expenses. Dr. Bishop has provided us with a $250,000 working capital line, of which approximately $70,778 was outstanding at June 30, 2002, which represented approximately $25,000 due him for a note payable that was outstanding and approximately $46,000 in accounts payable. We believe that available borrowings under this credit line will be sufficient to fund any working capital deficits we may incur during the balance of fiscal 2002. However, if we wish to expand our operations, we will need additional working capital beyond the commitment from our principal shareholder. We cannot guarantee you that we will be successful in obtaining capital upon terms acceptable to us, if at all. Our failure to secure necessary financing could have a material adverse effect on our financial condition and results of operations.

                                  OUR BUSINESS

Our history


         We were formed in Florida in May 1998 originally under the name B&B Capital Group, Inc. Roxanne K. Beilly, Esq. was our sole officer, director and shareholder from our formation until April 30, 2001. Ms. Beilly, who incorporated our company as a shelf corporation, or a privately-held corporation which has no business, operations or assets to be made available to her clients for use in possible business combinations as part of her legal practice, was issued 150 shares of our common stock as compensation for her services in founding our company. These shares were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In April 2001 T. Lynn Tarpy, Esq. was elected our sole officer and director, and Ms. Beilly resigned her positions with our company. Mr. Tarpy served in these capacities from April 2001 until the closing of our transaction with American Life in June 2002 described below. As compensation for his services to us, in February 2002 Mr. Tarpy was issued 25,000 shares of our common stock. These shares were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In June 2002 the shareholders of American Life exchanged a total of 319,799 shares of common stock, which was 100% of the issued and outstanding shares American Life common stock, for 319,799 shares of our common stock. Under the terms of the share exchange, the American Life shareholders received one share of our common stock for each share of American Life owned by them prior to the transaction. This share exchange, which was structured to be a tax-free exchange under the

Internal Revenue Code of 1987, as amended, resulted in a change in our control. Mr. Tarpy, our then sole officer and director resigned at the closing of the share exchange and our current officers and directors, who were the officers and directors of American Life, were appointed. No individuals or entities received any compensation, including finder's fees, in connection with the share exchange. Following the share exchange, in July 2002 we changed our name to American Life Holding Company, Inc.


         American Life, which is now a wholly-owned subsidiary, was established as a Tennessee corporation in 1992. In November 1997 it was issued a Certificate of Authority by the Tennessee Department of Commerce and Insurance allowing it to accept life, health and annuity insurance risks on either a primary or reinsurance basis. American Life's activities are currently focused on the reinsurance of fixed rate annuity insurance products.

         Contemporaneously with the closing of the share exchange with American Life, in June 2002 we sold an aggregate of 21,500 shares of our common stock to 20 accredited investors in a private transaction exempt from registration under the Securities Act in reliance on Rule 506 and Regulation D of the act. We received gross proceeds of $107,500 from this offering. The closing of this offering was conditioned upon the closing of the share exchange, and the funds received by subscribers were deposited into an escrow account pending the satisfaction of this condition precedent. Upon the closing of the share exchange, the subscriptions were accepted by us and the private placement closed. We used those proceeds for working capital.

Our business


         We are a reinsurer of single premium deferred annuity and flexible premium deferred annuity contracts for tax qualified and non-qualified investments. The annuity contracts which we reinsure are subject to discretionary surrender or withdrawal by our customers. These policies and contracts represent assumed reinsurance with Allianz Life Insurance Company of North America and Hannover Life Reassurance Company of America. When an insurance company agrees to assume the insurance risk of another insurance company, this transfer of liability is known as assumed reinsurance. The assuming insurance company, or the reinsurer, puts its assets at risk for the opportunity to participate in the earnings of the assumed policies. Under our arrangement with these companies, we accepted a portion of the liability under these annuity policies and in return received a proportionate amount of the asset of those policies. On our behalf these companies invest premiums and deposits to provide cash flow that we use to fund future benefits and expenses.

         When the policies are sold by the insurance company, the purchasers of those policies pay for the policy on the front end, and depending upon the policy purchased, are either guaranteed a fixed or variable return over the life of the policy. Our total revenues include revenues generated from investment income which are handled on a funds withheld basis by Allianz Life or Hannover Life. When an insurance company holds the assets of another insurance company, and the revenues generated by those assets, those assets and revenues are held on a funds withheld basis. Generally, a larger insurance company, such as Allianz Life or Hannover Life, will hold the assets for smaller, less creditworthy insurance company, such as ours. This arrangement allows the smaller company to participate in reinsurance transactions and also permits it to participate in the larger insurance company's bond selection and portfolio management.

         Under our agreements with Allianz Life and Hannover Life, we pay our pro-rata share of the acquisition costs of the annuity contracts and put the assets, represented by the ceded portion of the annuity contracts, at risk. If the gross investment income from these assets is not sufficient to pay the guaranteed return, we are at risk for the difference. In turn, any surplus between these two amounts represents investment spread to us.

         When we acquire an annuity contract from the ceding company, the amount of the liability which appears on our financial statements equals the face amount of the annuity contract acquired. The corresponding asset is equal to the total of the amount of the invested funds held by the ceding company and the deferred acquisition cost paid to the ceding insurance company, which is typically 5% to 7% of the contract amount. For example, if we acquire a block of annuity contracts which represent $1,000,000 in the face amount of the contracts and we agree to pay a 5% deferred acquisition cost, we book a liability of $1,000,000, which is reflected as contract holder deposits on our balance sheet, and a total of $1,000,000 of assets on our balance sheet. These assets include $950,000 in amounts receivable under reinsurance agreement and $50,000 un unamortized policy acquisition cost.

         When we acquire an annuity contract, we defer a portion of the related acquisition costs by establishing a deferred acquisition cost asset on our balance sheet. This asset is amortized over the expected term of the acquired annuity contract based on certain assumptions related to the contract. To the extent surrender, withdrawal or recapture activity is greater than we assumed, we may incur a non-cash charge to write down the deferred acquisition costs asset, which may be partially offset by recapture and surrender

         Although we are licensed by the State of Tennessee to accept life, health and annuity insurance risks on either a primary or reinsurance basis, our operations have historically been limited to assuming a ceded portion of liabilities under annuity policies which have been issued by Allianz Life. We currently reinsure single premium and flexible premium fixed annuity contracts. Under the terms of these contracts, the contract holders can terminate the contract at any time. We are then required to return the principal together with any accrued but unpaid interest to the contract holder. Because we have incurred costs in acquiring these annuity contracts, the annuity contracts impose penalties against principal and interest to offset contract termination in the initial policy years. The penalties are calculated in advance of the initial policy sale and are sufficient to cover the acquisition costs.

         We have acquired all of our existing business from Allianz Life or Hannover Life. These contracts were primarily sold by those companies under Allianz Life's Ultima Annuity System, a personal computer application that produced point of sale illustrations for over 1700 annuity contracts and included a comprehensive personal computer based network to support the initial issuance and ongoing administration of these annuity contracts. In 2001 Allianz Life discontinued this program based upon an internal refocus of its marketing efforts. We do not presently have any plans to expand our business beyond the purchase of blocks of reinsurance risk related to annuity contracts.

         As discussed elsewhere in this prospectus, we do not have sufficient capital and surplus to purchase additional blocks of reinsurance risk. We believe that once we have additional capital and surplus available to us that we will have no difficulty purchasing additional reinsurance blocks in the secondary market. While there is no assurance that our company will be able to purchase any suitable blocks of reinsurance risks in the future, we have contacts with a number of intermediaries and brokers who have indicated that they will seek to find blocks of reinsurance risks for us to purchase.

         If potentially suitable blocks of reinsurance are located, and assuming we have additional capital and surplus available to us, of which there is no guarantee, our management with the assistance of our actuary will test these blocks of risk to determine if they have acceptable levels of profit. If we find blocks of risk which exhibit acceptable levels of profit, we may agree to purchase or reinsure these blocks of risk. Purchase prices on blocks we will consider will generally not be less than $500,000 or greater than $5 million.

Reinsurance operations in general

         Reinsurance is the business in which a reinsuror agrees to indemnify a "primary" or "ceding" insuror against all or part of the risks assumed by the primary insuror under a policy or policies it has issued. Among its benefits, reinsurance offers primary insurors the opportunity to increase underwriting capacity, write larger individual risks, reduce financial leverage, stabilize operating results, enter new markets with shared underwriting risk, protect against catastrophic losses and obtain consultative underwriting and risk management services.

         Treaty reinsurance refers to automatic reinsurance coverage for all or a portion of a specified class of risks ceded by the primary insuror, while facultative reinsurance involves underwriting of individual risks. Pro rata, or proportional reinsurance, describes all forms of reinsurance in which the reinsuror shares in a proportional part of the original premiums and losses of the business ceded by the primary company. Excess, or non-proportional reinsurance, refers to reinsurance which indemnifies the primary company for that portion of the loss that exceeds an agreed-upon amount of "retention."

         The reinsurance industry's overall profitability has historically been subject to cyclicality, principally due to the insurance industry's underwriting cycle, overall economic conditions, investment returns, industry capital levels and insured catastrophic events. The reinsurance industry, both domestically and globally, has recently experienced consolidation, as reinsurors seek to expand their markets, obtain critical mass in certain markets and further diversify their risks. In addition, there has been a shift in recent years in primary insurors, reinsurance purchases toward better capitalized and more creditworthy reinsurors.

Fixed rate annuity products

         Many life insurance companies and other insurors issue fixed rate annuities similar to those reinsured by our company. Purchasers of an annuity generally pay a lump sum premium to the insurance company issuing the annuity. The annuity contract provides that the premium will accumulate interest at a fixed or guaranteed rate. The interest accrues tax free until the owner of the annuity makes withdrawals. The annuity contract provides that a death benefit is paid if the owner dies before annuity payments commence. A commission is normally paid to the agency or agent selling an annuity. Average commissions can range from 5% to 8% of the total premium paid for the annuity. The balance of the premium is invested by the issuer of the annuity. The issuer of the annuity bears all investment risk, since the annuity contract guarantees a fixed rate of interest to the purchaser of the annuity. The issuer of the annuity protects against interest rate risk by purchasing fixed rate investments with the annuity premium. The investments are generally high grade corporate and government bonds. These investments normally have an interest rate payable to the issuer which exceeds the guaranteed or contract rate in the annuity contract by between 1% and 2.50%. This is possible since the annuity contract guaranteed rate is a tax-deferred rate. Purchasers will therefore accept a lower rate guarantee in the annuity than they would if they were purchasing a similar fixed rate investment which was taxable.

         The difference between the guaranteed rate in an annuity contract and the rate obtained by the issuer of the annuity on its investments is generally considered to be the "spread" on the annuity contract. Issuers of annuities collect large amounts of premiums and then invest the premiums in large blocks of corporate and government fixed rate bonds. These investments generally have a maturity similar to the underlying maturity of the annuity contracts which generated the premiums involved. The "spread" on these investments represents the issuer's profit from the transaction. The "spread" is earned annually, since most annuities are multi-year contracts.


         There are certain risks, however, associated with the investment of the premiums in the bond market. Potential bond defaults present a major concern. Defaults on bonds in which the insurance company's assets and premiums are invested represent a reduction in any insurance company's ability to acquire and retain insurance premiums - a source of revenue for the company. Since these companies earn interest from the premiums, any reduction in the company's ability to retain premiums lowers the profit of the company. Bond defaults can also represent a decrease in the insurance company's capital and surplus accounts, and the additional loss of earned interest income associated with the defaulted bonds. Many insurance companies, such as ours, seek to lower this risk by investing only in high grade corporate and government bonds.


         When a reinsuror like our company agrees to reinsure a portion of a fixed-rate annuity contract, it assumes a proportionate risk on the underlying contract. Nonetheless, it also owns a portion of the premiums which have been invested in the fixed-rate securities. It is therefore generally protected from interest rate risk, since the fixed-rate investments normally have a term to maturity equivalent to the underlying annuity contract and generally bear a fixed interest rate higher than the guaranteed rate in the underlying annuity contract.

Reinsurance treaties


         We are a party to reinsurance treaties, or contracts, with Allianz Life, the North American representative of one of the 10 largest insurance organizations in the world, and Hannover Life Reassurance Company of America. The reinsurance is facilitated through a funds withheld co-insurance agreement wherein Allianz Life or Hannover Life (depending upon where we acquired the policies) withholds the portion of the annuity funds which are to be reinsured by us and invests them in fixed-rate investments on our behalf. While these funds are maintained and invested by Allianz Life or Hannover Life, they are our assets. These funds are invested in fixed-rate products such as investment grade corporate and government bonds which will guarantee a return to us which exceed the interest rate payable on the underlying fixed-rate annuity contract. In general, the difference or spread between the invested funds and the underlying annuity contract ranged from 3.83% to 6.70% for the six months ended June 30, 2002, from 3.83% to 6.90% for the fiscal year ended December 31, 2001 and from 4.40% to 7.05% for the fiscal year ended December 31, 2000. .


         As indicated previously, these reinsurance treaties are done on a "funds withheld coinsurance basis." Under this approach, the appropriate share of premiums on each annuity is invested by Allianz Life or Hannover Life on our behalf in investment grade fixed-income securities. This portion of the premiums is held in an account on our behalf and Allianz Life or Hannover Life actually establishes a liability on its books for the amounts of investments owned by us and credits investment income on that portion of the investments to us. We carry the portion of the securities held on our behalf by Allianz Life or Hannover Life as an asset on our financial books and records.


         We entered into the agreement with Allianz Life effective December 1, 1996. This agreement can be terminated by either party upon 90 days prior written notice with respect to reinsurance not yet in place. After any termination of the agreement, we will still remain responsible on all reinsurance placed under the agreement until the termination or expiry of the insurance reinsured. Allianz may also terminate this agreement upon 90 days written notice with respect to policies which have attained the fifteenth or any subsequent anniversary of having been reinsured under the agreement.

         We entered into the agreement with Hannover Life effective April 1, 1998. This agreement can be terminated by either party upon 30 days prior written notice with respect to reinsurance not yet in place. After any termination of the agreement, we will still remain responsible on all reinsurance placed under the agreement until the termination or expiry of the insurance reinsured, unless Hannover recaptures the reinsured policies.


Competition

         There are virtually no barriers to entry to reinsurance industry and competitors may be domestic or foreign, licensed or unlicensed. We compete with a number of other reinsurance companies, including:

         *        Vesta Insurance Group,
         *        Americo Life Group,
         *        Central United Group,
         *        Independence Holding Group,
         *        London Life Reinsurance Company,
         *        Standard Management Group,
         *        Swiss Reinsurance Group, and
         *        NGL Insurance Group.

         Reinsurors compete on the basis of reliability, financial strength and stability, ratings, underwriting consistency, service, business ethics, price, performance, capacity, terms and conditions. The majority of our competitors have greater access to capital, longer operating histories, and a more substantial infrastructure. We cannot guarantee you that we will ever effectively compete within our industry segment.

Government regulation


         Our American Life subsidiary is subject to regulations of the State of Tennessee, the jurisdiction in which it is licensed or authorized to do business. Insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends, distributions, and intercompany payments affiliates can make without prior regulatory approval. Tennessee law imposes restrictions on the amounts and type of investments insurance companies like American Life may hold. These regulations generally restrict the investments to government and high grade corporate bonds, common and preferred stock issued by U.S. corporations which meet certain guidelines specified in the regulations, promissory notes secured by the pledge of bonds or other securities, obligations of certain specified federal agencies, bonds issued or guaranteed by certain specified banks, shares of federally insured savings and loan associations, loans secured by mortgages, loans or investments in real estate and certain other specified investments. The amount of funds which can be invested in these permissible investments is limited to a percentage of the insurance company's assets for certain of the categories described above, including common and preferred stock, bonds issued or guaranteed by certain specified banks, shares of federally insurance savings and loan associations and loans investments in real estate.


         General

         The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various insurance departments, vary by jurisdiction, but generally grant broad powers to supervisory agencies or regulators to examine and supervise insurance companies and insurance holding companies with respect to every significant aspect of the conduct of the insurance business, including approval or modification of contractual arrangements. These laws and regulations generally require insurance companies to meet certain solvency standards and asset tests, to maintain minimum standards of business conduct, and to file certain reports with regulatory authorities, including information concerning their capital structure, ownership, and financial condition, and subject insurers to potential assessments for amounts paid by guarantee funds.

         American Life prepares its statutory financial statements in conformity with accounting practices prescribed or permitted by the State of Tennessee. American Life is required to file annual, semi-annual, or quarterly statutory financial statements in the State of Tennessee. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not otherwise prescribed. Any permitted statutory accounting practices that American Life follows do not have a significant impact on statutory surplus or statutory net income.

         Additionally, American Life is subject to periodic examination by the insurance department of the State of Tennessee in which it is licensed. The most recent examination of American Life by the Tennessee Department of Insurance was completed for the year ended December 31, 2001. The report on this examination contained no material adverse findings.

         Although some of the rates and policy terms of U.S. direct insurance agreements are regulated by state insurance departments, the rates, policy terms, and conditions of reinsurance agreements generally are not subject to regulation by any regulatory authority. However, the NAIC Model Law on Credit for Reinsurance, which has been adopted in most states, imposes certain requirements for an insurer to take reserve credit for reinsurance ceded to a reinsurer. Generally, the reinsurer is required to be licensed or accredited in the insurer's state of domicile, or security must be posted for reserves transferred to the reinsurer in the form of letters of credit or assets placed in trust.

         In recent years, the NAIC and insurance regulators increasingly have been re-examining existing laws and regulations and their application to insurance companies. In particular, this re-examination has focused on insurance company investment and solvency issues, and, in some instances, has resulted in new interpretation of existing law, the development of new laws, and the implementations of non-statutory guidelines. The NAIC's codification initiative has produced a comprehensive guide of revised statutory accounting principles. While the NAIC approved a January 1, 2001 implementation date for the newly developed guidance, companies must adhere to the implementation date adopted by their state of domicile. In 2001 the State of Tennessee, American Life's state of domicile, completed its review of the codification to determine its effect on existing state laws and regulations. As a result, the State of Tennessee adopted the codification with an effective date of January 1, 2001. The requirements did not have a material impact on the statutory surplus of American Life.

         Capital Requirements

         We are required by the State of Tennessee to maintain minimum capital and surplus of $1,000,000 each. Our statutory capital at December 31, 2001 and June 30, 2002 was $1,134,176 and $1,119,681, respectively. Our statutory surplus at December 31, 2001 and June 30, 2002 was $1,066,620 and $1,243,210,
respectively. In addition, valuation reserves are imposed by Tennessee state statute which has restrictions on retained earnings. Restrictions of retained earnings under these valuation reserves were approximately $8,700 at each of December 31, 2001 and June 30, 2002.

         Under the laws of the State of Tennessee, the types of instruments in which we may invest our capital and surplus are limited to government securities, bonds and certain equity securities. Historically, we have limited our investments to government securities and government bonds. In July 1997, we entered into an agreement with Martin & Company, L.P. to provide investment advisory services to us in the supervision and management of our assets in its investment account. Under this agreement, Martin & Company, L.P. has discretion to direct the investment of our funds. For its services, we pay Martin & Company, L.P. an annual fee on fixed income accounts of 0.30% of the first $5 million under management, and 0.25% of all additional funds over $5 million.

Employees


         As of October 15, 2002, we had one full time employee, our president and CEO Mr. Brown. Mr. Brown devotes all of his time and attention to our business. As we continue to implement our business plan, we anticipate hiring additional full-time employees. None of our employees is represented by union or other collective bargaining groups. We believe our relationship with our employees is good, and we do not currently foresee a shortage of qualified personnel needed to operate our business.

Property


         We rent approximately 530 square feet of commercial office space at 4823 Old Kingston Pike, Suite 125, Knoxville, Tennessee on a month to month basis from an unaffiliated third party for $700.00 per month. This office space is sufficient for our foreseeable needs. In the event we were required to relocate our offices, we do not believe we would have any difficultly in securing similar facilities at a comparable price.


Legal proceedings

         We are not a party to any legal proceedings.


                CHARGES IN AMERICAN LIFE'S CERTIFYING ACCOUNTANT

         In conjunction with the audit of American Life's financial statements for the year ended December 31, 2001, American Life notified Rodefer, Moss & Co PLLC, its then principal independent accountant, that it was terminating their services. The report of Rodefer, Moss & Co PLLC on American Life's financial statements for the fiscal year ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles. There were no disagreements between American Life and Rodefer, Moss & Co PLLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Rodefer, Moss & Co PLLC's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

         In , 2002 American Life engaged Henderson Hutcherson & McCullough, PLLC to act as its principal independent accountant. Prior to such engagement, American Life did not consult with Henderson Hutcherson & McCullough PLLC regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on its financial statements. The change in our principal independent accountants was approved by American Life's board of directors.


                                   MANAGEMENT

Directors and executive officers

         Name                   Age                    Positions

Archer W. Bishop, Jr., M.D.      58            Chairman of the Board
Stanley P. Brown, III            51            President, CEO and director
Lila K. Pfleger                  42            Secretary, Treasurer and director
Oscar R. Scofield                61            Director
John H. Bell, M.D.               68            Director

         Dr. Archer W. Bishop, Jr. Dr. Bishop has served as our chairman since June 2002, and has served as chairman of the board of our American Life subsidiary since its inception in 1992. Dr. Bishop, an orthopedic surgeon, practiced from 1968 until retiring in 2000. Dr. Bishop also serves as chairman of the Board of the Thompson Cancer Survival Center, chairman of the Covenant Health Board Accountable Health Committee and a director of the Lucille Thompson Family Foundation. Dr. Bishop received his Bachelor of Science degree from the University of Tennessee, Knoxville in 1965 and this Doctor of Medicine degree from the University of Tennessee Medical School in 1968.

         Stanley P. Brown, III. Mr. Brown has served as our president and a member of our board of directors since June 2002, and has held the same positions at our American Life subsidiary since its inception in 1992. From 1990 to 1992 Mr. Brown was director of operations at DeRoyal Life Insurance Company, Knoxville, Tennessee. Prior to joining DeRoyal Life Insurance Company, Mr. Brown was a senior underwriter for various insurance companies. Mr. Brown holds a Series 7 Registered Representative's license issued by the NASD, which is currently on file with Lanrick Securities, LLC in Knoxville, Tennessee. Mr. Brown received both a Bachelor of Arts and a Bachelor of Science degree from the University of Tennessee in 1973.

         Lila K. Pfleger, CPA. Ms. Pfleger has served as our secretary, treasurer and a member of our board of directors since June 2002, and has served in the same capacities at our American Life subsidiary since 1992. Since 1988 Ms. Pfleger has served as business manager for TABCO, a Knoxville, Tennessee company involved in family wealth management, and since 1988 she has also served as executive director for the Lucille S. Thompson Family Foundation, a Knoxville, Tennessee based private foundation where Ms. Pfleger is involved in community and grants management. Prior to joining TABCO, Ms. Pfleger was also employed as a tax supervisor for Coopers & Lybrand and a staff accountant for Lawson & Synder, P.C. Ms. Pfleger, who has been a certified public accountant since 1984, is a member of the American Institute of Certified Public Accountants and the Tennessee Society of Certified Public Accountants. She received her Bachelor of Science with a major in accounting from the University of Tennessee in 1982.

         Oscar R. Scofield. Mr. Scofield has been a member of our board of directors since June 2002, and has served as a member of the board of directors of our American Life subsidiary since 1995. Since September 2000 Mr. Scofield has served as president of Scottish Re (U.S.), Inc., a Charlotte, North Carolina based subsidiary of Scottish Annuity & Life Holdings, Ltd. (NYSE: SCT) which provides reinsurance solutions to reinsurance markets throughout the world and issues customized variable life and annuity products for high net worth individuals, families and institutions. Mr. Scofield has been a member of the board of directors of Scottish Re (U.S.), Inc. since December 2000. From 1995 until September 2000 Mr. Scofield was a principal of

Chapfield Corporation, a North Carolina-based reinsurance broker. Prior to founding Chapfield Corporation, Mr. Scofield served in various upper management positions with insurance companies. Mr. Scofield received a Bachelor of Arts in Social Studies from Wartburg College in 1963, and has performed post-graduate work at the University of Northern Iowa, completed the American Management Association's Senior Management Program, and completed various taxation, reinsurance and financial analysis courses offered by Booke & Company.

         John H. Bell, M.D. Dr. Bell has been a member of our board of directors since June 2002, and has served as a member of the board of directors of our American Life subsidiary since 1992. Dr. Bell, a retired orthopedic surgeon, is a member of the American Academy of Orthopaedic Surgeons, the America College of Surgeons and the State of Tennessee Medical Society. Dr. Bell received both his A.B. degree and Doctor of Medicine from Duke University.

         There are no family relationship between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.

Committee of the Board of Directors


         In August 2002 we established an audit committee of our board of directors. The audit committee recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our internal and independent auditors, including the results and scope of their audit. The members of the audit committee are Ms. Pfleger, Dr. Bell and Mr. Scofield.


Employment agreements

         We are not a party to any employment agreements. In the future we may seek to enter into employment agreements with one or more parties to secure their services to us. If we should enter into any employment agreements in the future, we believe that the terms of those employment agreements will be reasonably fair to us.

Executive compensation

Cash Compensation

         The following table summarizes all compensation recorded by us in each of the last two fiscal years for our Chief Executive Officer and each other executive officers serving as such whose annual compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


---------------------------------------------------------------------------------------------------------------------------

                                                     Long Term Compensation
---------------------------------------------------------------------------------------------------------------------------

                                    Annual Compensation                    Awards               Payouts
-----------------  -------  ----------------------------------- ----------------------------- -----------  -----------------

Name and            Year      Salary     Bonus      Other Annual    Restricted     Securities        LTIP          All Other
Principal                      ($)        ($)       Compensation      Stock        Underlying       Payouts      Compensation
Position                                                ($)          Award(s)     Options/SARs
                                                                       ($)             (#)
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
Stanley P.          2001      55,000                                                                                $10,532
Brown III (1)
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
                    2000      57,292                                                                                $ 5,000
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
                    1999      46,875                                                                                $5,000
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
T. Lynn Tarpy (2)   2001        -          -             -              -               -              -               -
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
                    2000        -          -             -              -               -              -               -
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------

(1) Mr. Brown has served as our president since June 2002 following the share exchange with our the shareholders of our American Life subsidiary. He has served as president of American Life since its inception in 1992. The amounts reflected as his salary reflect the amounts paid by American Life. All other compensation includes $5,417 for car allowance and $5,115 for health insurance and disability coverage for fiscal 2001, and $5,000 for a car allowance for each of fiscal 2000 and 1999.

(2) Mr. Tarpy served as our president from April 2001 until June 2002. In February 2002 we issued him 25,000 shares of our common stock as compensation for services in connection with the reorganization. For accounting purposes we have valued those shares at $5.00 per share which equals the price we sold shares at in a subsequent private placement.

                                      Option/SAR Grants in Last Fiscal Year

-----------------------------------------------------------------------------------------------------------------
                                                Individual Grants
-----------------------------------------------------------------------------------------------------------------

Name                           Number of                % of Total              Exercise or Base         Expiration
                              Securities               Options/SARs               Price ($/Sh)              Date
                              Underlying                Granted to
                             Options/SARs          Employees in Fiscal
                              Granted (#)                  Year
----------------------- ----------------------- -------------------------- -------------------------- ----------------
Stanley P.                         0                        -                          -                     -
Brown, III
----------------------- ----------------------- -------------------------- -------------------------- ----------------
T. Lynn Tarpy (2)                  0                        -                          -                     -
----------------------- ----------------------- -------------------------- -------------------------- ----------------


                   Aggregate Option/SAR Exercises in Fiscal Year 2001 and FY-End Option/SAR Values
--------------------------------------------------------------------------------------------------------------------

                                                 Number of Securities
                                                Underlying Unexercised            Value of Unexercised In-the-
                                                Options/SARs at FY-End            Money Options/SARs at FY End
                                                          (#)                                  ($)
------------------------------------------ ---------------------------------  --------------------------------------

      Name          Shares          Value        Exercisable      Unexercisable       Exercisable       Unexercisable
                   Acquired       Realized
                      on             ($)
                   Exercise
                      (#)
---------------- -------------  ------------- ----------------- ------------------  ----------------  ------------------
Stanley P.             0              -               -                 -                  -                  -
Brown, III

---------------- -------------  ------------- ----------------- ------------------  ----------------  ------------------
T. Lynn                0              -               -                 -                  -                  -
Tarpy
---------------- -------------  ------------- ----------------- ------------------  ----------------  ------------------


2002 Stock Option Plan


         Our 2002 Stock Option Plan was adopted by our Board of Directors and the holders of a majority of issued and outstanding capital stock in August 2002. Under the plan, we have reserved an aggregate of 2,000,000 shares of common stock for issuance pursuant to options granted under the plan. As of the date of this prospectus, there are options outstanding to purchase 11,000 shares of our common stock at an exercise price of $10.00 per share.


         The stated purpose of the plan is to increase our employees', advisors', consultants' and non-employee directors' proprietary interest in the company, and to align more closely their interests with the interests of our shareholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors. The plan is administered by our Board of Directors who will determine, from time to time, those of our officers, directors, employees and consultants to whom options will be granted, the terms and provisions of the respective options, the dates such options will become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All questions relating to the administration of the plan, and the interpretation of its provisions are to be resolved at the sole discretion of the Board of Directors.

         Options to purchase common stock may be issued under the Plan. Options granted under the plan may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify. In addition, the plan also allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the plan option with shares of common stock owned by the eligible person and receive a new plan option to purchase shares of common stock equal in number to the tendered shares. Any incentive stock option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive stock option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.


         The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no plan option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any incentive stock option granted under the plan will not be less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value on the date of grant for options granted to an eligible employee owning more than 10% of our common stock. The exercise price of non-qualified options will be determined by the Board of Directors.


         The per share purchase price of shares subject to plan options granted under the plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of plan options granted under the plan. Our officers, directors and employees of and consultants to our company and our subsidiaries will be eligible to receive non-qualified options under the plan. Only our officers, directors and employees who are employed by us or by any subsidiary are eligible to receive incentive stock options.

         All plan options are non-assignable and non-transferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by the optionee. If an optionee's employment is terminated for any reason, other than optionee's death or disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and optionee's service as a director is terminated for any reason, other than death or disability, the plan option granted to the optionee will lapse to the extent unexercised on the date of termination, unless otherwise provided for at the time of grant. If the optionee dies during the term of his or her employment, the plan option granted to the optionee will lapse to the extent unexercised on the earlier of the expiration date of the plan option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 422(c)(6) of the Internal Revenue Code, the plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of the disability.

         The Board of Directors may amend, suspend or terminate the plan at any time, except that no amendment shall be made which:

         * increases the total number of shares subject to the plan or changes the minimum purchase price thereof (except in either case in the event of adjustments due to changes in our capitalization),

         * affects outstanding plan options or any exercise right thereunder,

         *        extends the term of any plan option beyond 10 years, or

         *        extends the termination date of the plan.

         Unless the plan has been suspended or terminated by the Board of Directors, the plan will terminate on 10 years from the date of the plan's adoption. Any such termination of the plan will not affect the validity of any plan options previously granted thereunder.

Limitation on liability and indemnification matters

         As authorized by the Florida Business Corporation Law, our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

         o any breach of the director's duty of loyalty to our company or its shareholders;
         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
         o unlawful payments of dividends or unlawful stock redemptions or repurchases; and
         o any transaction from which the director derived an improper personal benefit.


         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws. Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.


         Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons according to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Roxanne K. Beilly, Esq. incorporated our company in May 1998 and received 150 shares of our common stock, valued at our par value of $0.001 per share, as consideration for her services in connection with the formation. Ms. Beilly was our sole officer, director and shareholder from May 1998 until April 30, 2001 during which period no activities occurred. Ms. Beilly formed our company as a shelf corporation, or a privately-held corporation which has no business, operations or assets, to be made available to her clients for use in possible business combinations as part of her legal practice. In April 2001 T. Lynn Tarpy, Esq. was elected our sole officer and director, and Ms. Beilly resigned her positions with our company.

         Mr. Tarpy served as our sole officer and director from April 2001 until the closing of our transaction with American Life described elsewhere in this prospectus. As compensation for his services to us, in February 2002 he was issued 25,000 shares of our common stock. While no other issuances of our securities had occurred since the original issuance to Ms. Beilly which would have resulted in an increase the fair market value of our common stock from par value, in conjunction with the preparation of the financial statements contained in this prospectus we elected to value the shares issued to Mr. Tarpy at $5.00 per share which equaled the price paid by investors in our private placement which closed contemporaneously with the American Life share exchange.

         Other than the stock issuance described above, there were no other transactions between our company and either of Ms. Beilly or Mr. Tarpy during their respective tenures as our officers and directors. Ms. Beilly, through the law firms with which she has practiced, has represented us since January 2002. We have paid or agreed to pay these firms an aggregate of $45,000 for their legal services in connection with the share exchange with American Life and the registration statement of which this prospectus forms a part. Other than these customary legal fees, we are not providing any additional compensation to Ms. Beilly.


         From time to time Dr. Bishop has advanced us funds for operating expenses and to provide additional capital. During 2000 we borrowed $72,184 from Dr. Bishop in exchange for a demand note payable with interest at 10% per annum. At December 31, 2001 this amount, plus an additional $10,000 of borrowings and accrued interest of $6,816, was converted by Dr. Bishop into 4,450 shares of common stock of our American Life subsidiary, which he subsequently exchanged for shares of our common stock in the June 2002 share exchange described earlier in this prospectus.

         In August, 2002 we issued Dr. Bishop 250,000 shares of our newly created Series A Convertible Preferred Stock as consideration for the granting to us by him of a $250,000 line of credit. Under the terms of the credit line, we may borrow up to the maximum amount of the line in one or more draws. This aggregate principal amount of $70,777.26 previously advanced to us by Dr. Bishop which remained outstanding as of

June 30, 2002 is included in the amount advanced to us by Dr. Bishop and shall be included in the sums due him under the line of credit. These draws will bear interest at the rate of one percent over prime, adjusted quarterly, with the current interest rate set at 5.75%. Beginning on December 31, 2002 and thereafter payable quarterly, we will make a payment of interest accrued to the date of such payment. We can repay the amounts due under the credit life at any time without premium of penalty in whole or in part and if not sooner paid, the entire unpaid principal balance hereof and accrued interest thereon shall be due and payable in August 2004, subject to renewal by Dr. Bishop. The Series A Convertible Preferred Stock carries super majority voting rights and is designed to ensure Dr. Bishop's continued control of our company. A description of the designations, rights and preferences of the Series A Convertible Preferred Stock is contained later in this prospectus under "Description of Securities."

         Oscar Scofield, a member of our board of directors, has provided consulting services to us on a monthly basis from 1999 until February 2002. These services were provided by his company, The Chapfield Corporation, from January 1999 until August 2000, and individually from September 2000 until February 2002. We paid a monthly consulting fee of $2,000 from January 1999 until October 2001, when the monthly fee was reduced to $416.67.

         The wife of Stanley P. Brown, III, our president and a member of our board of directors, provides secretarial services to us from time to time. We paid Mrs. Brown $7,612.50 and $7,937.50 for fiscal 2000 and fiscal 2001, respectively.


         In December 2001 we engaged Rodefer Moss & Co, PLLC, who had formerly served as the independent auditors of our American Life subsidiary, to provide certain consulting services to us in connection with the share exchange and the registration statement of which this prospectus forms a part. For their services, we issued RM Consulting LLC, an affiliate of Rodefer Moss & Co, PLLC, 25,000 shares of our common stock. As with the shares issued to Mr. Tarpy which are described above, we valued the shares issued to RM Consulting LLC at $5.00 per share which equaled the offering price of the shares sold in our private placement which closed in June 2002.


                             PRINCIPAL SHAREHOLDERS


         At October 15, 2002 there were 391,449 shares of our common stock and 250,000 shares of our Series A Convertible Preferred Stock issued and outstanding. Our common stock and Series A Convertible Preferred Stock are the classes of our voting securities. The following table sets forth, as of October 15, 2002, information known to us relating to the beneficial ownership of these shares by:


         - each person who is the beneficial owner of more than 5% of the outstanding shares of the class of stock;
         -        each director;
         -        each executive officer; and
         -        all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 4823 Old Kingston Pike, Suite 125, Knoxville, Tennessee 37919.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of October 15, 2002, have been exercised or converted.


Title of                   Name of                            Amount and Nature of            Percentage              Percent of
Class             Beneficial Owner                            Beneficial Ownership             of Class           Voting Control (1)
---------         ----------------                            --------------------           ------------        ------------------
Common Stock

                  Dr. Archer W. Bishop (2)                              232,051                 59.2%                     99.2%
                  Stanley P. Brown, III (6)                              44,018                 10.2%                        *
                  Lila Pfleger, CPA   (7)                                 7,759                  2.0%                        *
                  Oscar R. Scofield (8)                                   5,100                  1.3%                        *
                  Dr. John H. Bell (3)                                   41,674                 10.6%                        *
                  All officers and directors
                     as a group (five persons)(2)(3)(6)(7)(8)           330,602                 75.1%                     99.4%
                  RM Consulting LLC (4)                                  25,000                  6.4%                        *
                  Ella Chesnutt (5)                                      22,500                  5.7%                        *


Series A Convertible Preferred Stock

                  Dr. Archer W. Bishop (2)                              250,000                  100%                     99.2%
                  Stanley P. Brown, III                                       0                    -                         -
                  Lila Pfleger, CPA                                           0                    -                         -
                  Oscar R. Scofield                                           0                    -
                  Dr. John H. Bell (3)                                        0                    -                         -
                  All officers and directors
                     as a group (five persons)(2)(3)                    250,000                  100%                     99.4%

*        represents less than 1%


(1) Percentage of Voting Control is based upon the number of issued and outstanding shares of our common stock and shares of our Series A Convertible Preferred Stock at October 15, 2002. At October 15, 2002 the holders of our outstanding shares of common stock and Series A Convertible Preferred Stock were entitled to an aggregate of 19,141,449 votes at any meeting of our shareholders, which includes 391,449 votes attributable to the outstanding shares of common stock and 18,750,000 votes attributable to the outstanding shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock entitles the holder to 75 votes at any meeting of our shareholders and such shares will vote together with our common shareholders.

(2) Dr. Bishop's beneficial ownership of common stock includes 25,000 shares of common stock owned by the Archer W. Bishop Irrevocable Trust, 25,000 shares of common stock owned by the Baker O. Bishop Irrevocable Trust, 25,000 shares of common stock owned by the Kristin K. Bishop Irrevocable Trust and 25,000 shares of common stock owned by the Thompson A. Bishop Irrevocable Trust. Dr. Bishop serves as co-trustee for each of these trusts. As described elsewhere herein, we have included all 232,051 shares of our common stock owned or controlled by Dr. Bishop in this prospectus. He has agreed not to sell or transfer these shares for the 90 day period following the date on which a public market for our common stock is established. He has further orally advised us that he has no present intention to sell all or any portion of these shares after the expiration of this lock-up period. If, however, Dr. Bishop were to change his mind and sell all 232,051 shares of our common stock covered for resale by this prospectus, while his

         Percentage of Voting Control would be reduced to 98.0%, he would still retain in control of our company by virtue of his ownership of our Series A Convertible Preferred Stock.


(3) Dr. Bell's beneficial ownership of common stock includes 40,174 shares of common stock held for the benefit of his wife, Jane P. Bell, over which Dr. Bell has voting control.

(4) RM Consulting LLC's address is 1729 Midpark Road, Suite C-200, Knoxville, Tennessee 37921. Rick Swafford, CPA is a control person of RM Consulting LLC.

(5)      Mrs. Chesnutt's address is 6200 Devon Drive, Columbia, Maryland 21044.


(6) Includes 42,000 shares of our common stock underlying common stock purchase warrants exercisable at $10.00 per share.

(7) Includes 1,650 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

(8) Includes 5,000 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.


                            DESCRIPTION OF SECURITIES


         Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 250,000 shares have been designated as Series A Convertible Preferred Stock. The remaining 4,750,000 shares of our preferred stock remain without designation. As of the date of this prospectus, there are 391,449 shares of common stock and 250,000 shares of Series A Convertible Stock issued and outstanding.


Common stock


         Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of the Series A Convertible Preferred Stockholders, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.


         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

         Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

         The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.


Series A Convertible Preferred Stock

         In July 2002 our board of directors created a series of 250,000 shares of our preferred stock and designated that series as Series A Convertible Preferred Stock. The designations, rights and preferences of the Series A Convertible Preferred Stock include:


         *        the stated value of each share is $1.00,


         * the shares are not redeemable without the consent of the holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock,

         * each share of Series A Convertible Preferred Stock is convertible into shares of our common stock at our option at a conversion rate to be mutually agreed upon at the time of conversion,

         * the shares of Series A Convertible Preferred Stock do not pay any dividends,

         * each share of Series A Convertible Preferred Stock carries voting rights equal to 75 votes. As a result, the holders of our Series A Convertible Preferred Stock have sufficient votes to elect all of the directors, and

         * so long as the shares of Series A Convertible Preferred Stock are outstanding, we cannot take certain actions without the approval of the holders of a majority of the issued and outstanding shares, including:

                  - sell, convey, or otherwise dispose of or encumber all or substantially all of our property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of our voting power is transferred or disposed of;

                  - alter or change the rights, preferences or privileges of shares of Series A Convertible Preferred Stock;

                  - increase or decrease the total number of authorized shares of Series A Convertible Preferred Stock;

                  - authorize or issue, or obligate our company to issue, any other equity security, including any other security convertible into or exercisable for any equity security having rights, preferences or privileges over, or being on a parity with or similar to, the Series A Convertible Preferred Stock;


                  - redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of our securities;

                  -        amend our articles of incorporation or bylaws;

                  -        change the authorized number of our directors;

                  - declare, order or pay any dividends on any class of securities.


         In August 2002 we issued all 250,000 shares of this Series A Convertible Preferred Stock to Dr. Bishop in connection with the granting by him to us of a $250,000 line of credit which is described elsewhere in this prospectus.

Warrants

         In October 2002 we issued warrants to purchase an aggregate of 44,500 shares of our common stock to two individuals, including a member of our management, in exchange for warrants they held in our American Life subsidiary. Each of these warrants is exercisable in perpetuity at $10.00 per share, and include certain anti- dilution protection in the event of stock split and recapitalizations.


Transfer agent

         Our transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321. Its telephone number is 954-725-4954.

                            SELLING SECURITY HOLDERS

         The following table sets forth

         o        the name of each selling security holder,
         o        the number of shares owned, and
         o the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.

                                            Number          Percentage       Shares         Shares to      Percentage
                                            of shares       owned before     to be          be owned       owned after
Name of selling security holder              owned           offering       offered        after offering   offering
-------------------------------              -----           --------       -------        --------------   --------

M. Jane Ashworth                                 500        *                    500            0              -
Anthony J. Begley, Sr.                           500        *                    500            0              -
J. Garrett Begley                                500        *                    500            0              -
Roxanne K. Beilly (7)                            150        *                    150            0              -
Dr. John H. Bell (1)                           1,500        *                  1,500            0              -
Dr. John H. Bell f/b/o Jane P. Bell           40,174          10.3%           40,174            0              -
Henry F. Bertelkamp, Jr.                       1,000        *                  1,000            0              -
John T. Bible                                  2,500        *                  2,500            0              -
Dr. Archer W. Bishop, Jr.  (2)               232,051          59.3%          232,051            0              -
Archer W. Bishop Irrevocable Trust (2)        25,000           6.4%           25,000            0              -
Baker O. Bishop Irrevocable Trust (2)         25,000           6.4%           25,000            0              -
Kristin K. Bishop Irrevocable Trust (2)       25,000           6.4%           25,000            0              -
Thompson A. Bishop Irrevoc. Trust (2)         25,000           6.4%           25,000            0              -
Stanley P. Brown, III (3)                      2,018        *                  2,018            0              -
Stanley P. Brown, Jr. and

    Kathryn M. Brown                           1,000        *                  1,000            0              -
Ronnie D. Callihan                             1,000        *                  1,000            0              -
J. Ed Campbell III                             1,000        *                  1,000            0              -
Ella Chesnutt                                 22,500           5.7%           22,500            0              -
David W. Dickey III                           10,046           2.3%           10,046            0              -
Robert C. Eldridge, Jr.                          500        *                    500            0              -
Ronald Emery                                   1,000        *                  1,000            0              -
Bruce D. Fox                                   3,053        *                  3,053            0              -
Bruce Fox, TTEE Ridenour &

 Ridenour KEOGH                                1,000        *                  1,000            0              -
John Hodor                                     1,000        *                  1,000            0              -
Larry L. Johnson (9)                           3,035        *                  3,035            0              -
Chadwick S. Lange                              1,480        *                  1,480            0              -
James P. Lowe                                  3,050        *                  3,050            0              -
Lesa P. McCulley                                 500        *                    500            0              -
James F. McDonough                            10,000           2.6%           10,000            0              -
Patrick McMullen                                 500        *                    500            0              -
James F. Oakes                                   500        *                    500            0              -
Lila K. Pfleger(4)                             6,109           1.6%            6,109            0              -
Avis A. Phillips                                 500        *                    500            0              -
D.R. Phillips                                    500        *                    500            0              -
Loretta W. Phillips                              500        *                    500            0              -
William T. Phillips, Jr.                         500        *                    500            0              -
Judy R. Powell (10)                            3,061        *                  3,061            0              -
Marc P. Powell                                 4,500           1.1%            4,500            0              -
RM Consulting LLC (5)                         25,000           6.4%           25,000            0              -
Ronald V. Reel                                   500        *                    500            0              -
Homer L. Riley, Jr.                              500        *                    500            0              -
Shelley P. Rodefer                               500        *                    500            0              -
Oscar R. Scofield and Ann Scofield (6)           100        *                    100            0              -
T. Lynn Tarpy (8)                              2,500        *                  2,500            0              -
Reese K. Thomas                                  500        *                    500            0              -
William M. Thomas                                500        *                    500            0              -
John Wesley Trammell                             500        *                    500            0              -
Charles F. Troutt                              1,000        *                  1,000            0              -
Amanda L. Williams (11)                        1,122        *                  1,122            0              -
Lindsay Young                                  1,000        *                  1,000            0              -
                                            --------                          ------
                                            391,449                          391,449
                                            =======                          =======


* represents less than 1%

(1)      Dr. Bell is a director of our company.

(2) The number of shares beneficially owned and offered by Dr. Bishop includes 25,000 shares of common stock owned by the Archer W. Bishop Irrevocable Trust, 25,000 shares of common stock owned by the Baker O. Bishop Irrevocable Trust, 25,000 shares of common stock owned by the Kristin K. Bishop Irrevocable Trust and 25,000 shares of common stock owned by the Thompson A. Bishop Irrevocable Trust. Dr. Bishop serves as co-trustee for each of these trusts. Dr. Bishop is a director of our company.


(3) Mr. Brown is an officer and director of our company. Excludes 42,000 shares of our common stock underlying common stock purchase warrants exercisable at $10.00 per share.

(4) Ms. Pfleger is an officer and director of our company. Excludes 1,650 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.


(5) RM Consulting LLC's address is 1729 Midpark Road, Suite C-200, Knoxville, Tennessee 37921. Rick Swafford, CPA is a control person of RM Consulting LLC.


(6) Mr. Scofield is a director of our company. Excludes 5,000 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

(7) Ms. Beilly served as our sole officer and director from May 1998 until April 2001. See "Certain Relationships and Related Transactions."

(8) Mr. Tarpy served as our sole officer and director from April 2001 until June 2002. See "Certain Relationships and Related Transactions."

(9) Excludes 2,500 shares of our common stock underlying common stock purchase warrants exercisable at $10.00 per share.

(10) Excludes 900 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

(11) Excludes 450 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

         None of the selling security holders are broker-dealers or affiliates of broker- dealers. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We have estimated these expenses to be approximately $104,000. We will not pay selling commissions and expenses associated with any sale by the selling security holders.


                              PLAN OF DISTRIBUTION


         The selling security holders may offer and sell their shares at prices between $4.50 and $5.00 per share until our shares are quoted in the over-the-counter market or on a national securities exchange and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange. Following such time as our shares of common stock are quoted in the over-the-counter market or on a national securities exchange, the selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities. The shares will not be sold in an underwritten public offering.


         The selling security holders may sell the securities in one or more of the following methods:


         * in the "pink sheets" or in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as an agent; or

         * in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as an agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders, our affiliates and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.


         At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is required to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have provided each of the selling security holders with a copy of these rules. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.


Special considerations related to penny stock rules

         Shares of our common stock may be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document which contains the following:

         * a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

         * a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to these duties or other requirements of securities laws;

         * a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;

         * a toll-free telephone number for inquiries on disciplinary actions;

         * definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

         * other information as the SEC may require by rule or regulation.

         Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer the following:

         *        the bid and offer quotations for the penny stock;

         * the compensation of the broker-dealer and its salesperson in the transaction;

         * the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

         * monthly account statements showing the market value of each penny stock held in the customer's account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. At such time as a public market is established for our common stock, holders of shares of our common stock may have difficulty selling those shares because our common stock may be subject to the penny stock rules.


                         SHARES ELIGIBLE FOR FUTURE SALE
                             AND LOCK-UP AGREEMENTS


         At the date of this prospectus, we have 391,449 shares of common stock issued and outstanding, all of which are restricted securities, and warrants to purchase 49,500 shares of our common stock. These shares and warrants are held by 50 record holders. We have included all of the shares of our common stock, excluding the shares underlying the outstanding warrants, for resale by this prospectus. We cannot predict the effect, if any, that market sales of these shares of common stock will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock, at such time as we establish a public market for our common stock, and could damage our ability to raise capital through the sale of our equity securities.

         In the future we may seek to have our common stock quoted in the over-the- counter market. In order to provide for an orderly market, Drs. Archer
W. Bishop, Jr. and John H. Bell, Jr. who are members of our board of directors and beneficial owners of our common stock have agreed to not to sell or transfer of the shares of our common stock owned by them for a period of 90 days following the date a market for our common stock is first established. There are no guarantees that a market for our common stock will ever be established. In addition, we know of no agreement or understanding that either Dr. Bishop or Dr. Bell have with any third parties regarding the future sale or transfer of the shares of our common stock beneficially owned by them.


                                  LEGAL MATTERS


         The validity of the securities offered by this prospectus will be passed upon for us by Katz, Barron, Squitero & Faust, P.A., 100 N.E. Third Avenue, Suite 280, Fort Lauderdale, FL 33301. Roxanne K. Beilly, Esq. who is of counsel to this firm, owns 150 shares of our common stock and such shares are included in this prospectus.


                                     EXPERTS

         The financial statements of American Life Holding Company, Inc. and subsidiary as of and for the year ended December 31, 2001 included in this prospectus and the balance sheet of B&B Capital Group, Inc. as of December 31, 2001 included in the prospectus have been audited by Henderson Hutcherson & McCullough, PLLC, independent certified public accountants, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

         The financial statements of The American Life and Annuity Company, Inc. as of and for the year ended December 31, 2000 included in this prospectus have been audited by Rodefer, Moss & Co, PLLC, independent certified public accountants, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.


         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the SEC's site located at http//www.sec.gov.


         Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                      AMERICAN LIFE HOLDING COMPANY, INC.
              (FORMERLY B & B CAPITAL GROOUP, INC.) AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors Report, 2001                                                       F-2

Independent Auditors Report, 2000                                                       F-3

Consolidated Balance Sheets as of June 30, 2002 (unaudited)
         and December 31, 2001 and 2000                                                 F-4

Consolidated Statements of Operations for the six months ended June 30, 2002 and
         2001 (unaudited) and for the years ended December 31, 2001 and 2000            F-5

Consolidated Statements of Stockholders' Equity for the six months June 30, 2002
         (unaudited) and for the years ended December 31, 2001 and 2000                 F-6

Consolidated Statements of Cash Flows for the six months ended June 30, 2002 and
         2001 (unaudited) and for the years ended December 31, 2001 and 2000            F-7

Notes to Consolidated Financial Statements                                              F-8


                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders
American Life Holding Company, Inc.
Knoxville, Tennessee

We have audited the accompanying consolidated balance sheet of American Life Holding Company, Inc. (formerly B & B Capital Group, Inc.) and Subsidiary (The American Life and Annuity Company, Inc.) as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The American Life and Annuity Company, Inc. as of December 31, 2000, were audited by other auditors, whose report dated August 2, 2001 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Life Holding Company, Inc. and Subsidiary as of December 31, 2001, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

HENDERSON HUTCHERSON & MCCULLOUGH, PLLC

Chattanooga, Tennessee
May 7, 2002, except for Note 1,
   as to which the date is June 22, 2002

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders
The American Life and Annuity Company, Inc.
Knoxville, Tennessee


We have audited the accompanying balance sheet of The American Life and Annuity Company, Inc. as of December 31, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The American Life and Annuity Company, Inc. as of December 31, 2000, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


Rodefer Moss & Co, PLLC


Knoxville, Tennessee
August 2, 2001

                      AMERICAN LIFE HOLDING COMPANY, INC.
              (FORMERLY B & B CAPITAL GROOUP, INC.) AND SUBSIDIARY

                          Consolidated Balance Sheets

            June 30, 2002 (Unaudited) and December 31, 2001 and 2000

                                                            (Unaudited)
                                                               2002               2001               2000
                                                          ----------------   ----------------   ----------------
ASSETS
Cash and investments:
     Cash                                                $        128,187   $          7,835   $         71,447
     Available-for-sale securities,
       at market (Amortized cost -$2,157,900,
       $2,168,289 and $2,166,856)                               2,311,690          2,221,625          2,168,362
                                                          ----------------   ----------------   ----------------
                                                                2,439,877          2,229,460          2,239,809
Accrued investment income                                          36,547             41,357             43,714
Amounts receivable under reinsurance agreement                  8,907,966          9,460,220          2,926,436
Property and Equipment, net                                         2,602              3,025              4,717
Unamortized policy acquisition costs                              495,345            498,389            206,434
Deferred tax asset                                                 76,900             93,200            107,400
Other assets                                                       25,000             25,000                  -
                                                          ----------------   ----------------   ----------------
                                                         $     11,984,237   $     12,350,651   $      5,528,510
                                                          ================   ================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Contractholder deposits                                  $      9,226,968   $      9,787,275   $      3,024,771
Note payable                                                       25,159                 --             72,184
Accounts Payable and Accrued expenses                             101,674                 56              6,071
                                                          ----------------   ----------------   ----------------
                                  Total Liabilities             9,353,801          9,787,331          3,103,026


Preferred stock, $0.001 par value; authorized
     5,000,000 shares, none issued
Common stock, $0.001 par value; 100,000,000 shares
    authorized; issued and outstanding, 391,449,
    319,799 and 315,349 shares                                        392                320                315
Additional paid-in capital                                      2,944,000          2,937,809          2,848,814
Accumulated deficit                                             (434,145)          (415,545)          (424,551)
Accumulated other comprehensive income                            120,189             40,736                906
                                                          ----------------   ----------------   ----------------
                                                                2,630,436          2,563,320          2,425,484
                                                          ----------------   ----------------   ----------------

                                                         $     11,984,237   $     12,350,651   $      5,528,510
                                                          ================   ================   ================

The accompanying notes are an integral part of these consolidated financial statements.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                      Consolidated Statements of Operations

          Six Months Ended June 30, 2002 and 2001 (Unaudited) and Years
                        Ended December 31, 2001 and 2000

                                                             (Unaudited)
                                                               June 30,
                                                          2002          2001           2001           2000
                                                      ------------- -------------   ------------   ------------
Revenues
     Investment income                               $     311,999 $     191,375   $    429,613   $    344,188
     Realized investment gains (losses)                    (1,461)         6,250         20,274            222

                                                      ------------- -------------   ------------   ------------
                                                           310,538       197,625        449,887        344,410
Expenses
     Interest to contract holders                          243,183        82,287        239,339        119,375
     General insurance expenses                             85,529        85,854        181,561        194,740
     Taxes, licenses and other                               4,745         2,720         10,539          6,544
                                                      ------------- -------------   ------------   ------------
                                                           333,457       170,861        431,439        320,659


Other income (expense)
     Interest                                                (381)       (3,797)        (7,242)        (4,454)
                                                      ------------- -------------   ------------   ------------
                    Net income (loss) before              (23,300)        22,967         11,206         19,297
income taxes


Income tax benefit (expense)                                 4,700       (4,600)        (2,200)        (3,300)
                                                      ------------- -------------   ------------   ------------
                    Net Income (loss)                $    (18,600) $      18,367   $      9,006   $     15,997
                                                      ============= =============   ============   ============


Basic earnings (loss) per share                      $      (0.06) $        0.06   $       0.03   $       0.05
                                                      ============= =============   ============   ============


Diluted earnings per share                           $         n/a $        0.05   $       0.03   $       0.05
                                                      ============= =============   ============   ============


Weighted average shares outstanding                        321,391       315,349        315,361        315,349
                                                      ============= =============   ============   ============


Diluted weighted average shares outstanding                    n/a       338,009        338,021        338,009
                                                      ============= =============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                 Six Months Ended June 30, 2002 (Unaudited) and
                     Years Ended December 31, 2001 and 2000

                                                                                                      Accumulated
                                                Common Stock            Additional                        Other
                                         ----------------------------    Paid-In      Accumulated     Comprehensive
                                            Shares         Amount        Capital        Deficit       Income (Loss)        Total
                                         -------------- -------------  ------------- --------------- -----------------  ------------
Balance, January 1, 2000                       315,349 $         315  $   2,848,814 $     (440,548) $        (64,523)  $   2,344,058
    Net income                                                                               15,997                           15,997

Unrealized gain on available-for-sale
    securities, net of tax of $16,600                                                                          65,429         65,429

(Total Comprehensive Income
     $81,426)
                                         -------------- -------------  ------------- --------------- -----------------  ------------

Balance December 31, 2000                      315,349 $         315  $   2,848,814 $     (424,551) $             906  $   2,425,484

Shares issued in payment of note                 4,450             5         88,995                                           89,000

    Net income                                                                                9,006                            9,006

Unrealized gain on available-for-sale
    securities, net of tax of $12,000                                                                          39,830         39,830

(Total Comprehensive Income
     $48,836)
                                         -------------- -------------  ------------- --------------- -----------------  ------------

Balance December 31, 2001                      319,799 $         320  $   2,937,809 $     (415,545) $          40,736  $   2,563,320

Shares issued for acquisition (Note1)           71,650            72          6,191                                            6,263

    Net loss                                                                               (18,600)                         (18,600)

Unrealized gain on available-for-sale
    securities, net of tax of $21,000                                                                          79,453         79,453

(Total Comprehensive Income
     $60,853)
                                         -------------- -------------  ------------- --------------- -----------------  ------------
Balance June 30, 2002                          391,449 $         392  $   2,944,000 $     (434,145) $         120,189  $   2,630,436
                                         ============== =============  ============= =============== =================  ============

The accompanying notes are an integral part of these consolidated financial statements.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

          Six Months Ended June 30, 2002 and 2001 (Unaudited) and Years
                        Ended December 31, 2001 and 2000

                                   (Unaudited)
                                                                 June 30,                       December 31,
                                                            2002           2001             2001            2000
                                                       --------------- --------------  --------------- ---------------
OPERATING ACTIVITIES:
  Net income (loss)                                   $      (18,600) $       18,367  $         9,006 $        15,997
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities
    Depreciation and amortization                               3,796          1,235           10,650          10,285
    Deferred taxes                                            (4,700)          4,600            2,200           3,300
    Stock issued in payment of interest to stockholder             --             --            6,816              --
    Realized gains on investment securities                     (477)        (9,969)         (26,189)         (1,086)
    Realized losses on investment securities                    1,940          3,719            5,915             864
    Changes in operating assets and liabilities net
    of effects of purchase of subsidiary:
      Reinsurance receivables                                 555,297       (25,174)      (6,533,784)       (251,520)
      Accrued investment income                                 4,810          3,726            2,357           3,427
      Contractholder funds                                  (560,307)       (39,273)        6,762,504         178,727
      Accounts payable and accrued expenses                       381             56          (6,015)           3,498
                                                       --------------- --------------  --------------- ---------------
            Net Cash Provided by (Used in) Operating         (17,860)       (42,713)          233,460        (36,508)
                                          Activities

INVESTING ACTIVITIES:
  Contract acquisition costs                                  (3,044)             --        (299,691)        (18,419)
  Purchases of furnishings and equipment                           --             --               --         (2,383)
  Proceeds from the sale of investments                       206,667        380,478          620,899         223,469
  Proceeds from maturities of investments                     125,000        570,000          670,000         300,000
  Purchase of other asset                                          --             --         (25,000)              --
  Purchase of investment securities                         (323,070)      (884,024)      (1,273,280)       (565,322)
                                                       --------------- --------------  --------------- ---------------
            Net Cash Provided by (Used in) Investing            5,553         66,454        (307,072)        (62,655)
                                          Activities
FINANCING ACTIVITIES:
  Net cash acquired in acquisition                            107,500            - -               --              --
  Proceeds from stockholder note                               25,159          3,372           10,000          72,184
                                                       --------------- --------------  --------------- ---------------
           Net Cash Provided by Financing Activities          132,659          3,372           10,000          72,184
                                                       --------------- --------------  --------------- ---------------

Increase (Decrease) in Cash                                   120,352         27,113         (63,612)        (26,979)
Cash, Beginning of Period                                       7,835         71,447           71,447          98,426
                                                       --------------- --------------  --------------- ---------------
Cash, End of Period                                   $       128,187         98,560  $         7,835 $        71,447
                                                       =============== ==============  =============== ===============

The accompanying notes are an integral part of these consolidated financial statements.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - FORMATION AND BASIS OF PRESENTATION
------   -----------------------------------

     These consolidated financial statements include the accounts of American Life Holding Company, Inc. ("ALH," formerly B&B Capital Group, Inc.) and the accounts of its subsidiary, The American Life & Annuity Company, Inc. ("ALAC"), since the date of its acquisition, June 22, 2002. All inter-company balances have been eliminated in consolidation.

     On June 22, 2002, the shareholders of ALH exchanged a total of 319,799 shares of its common stock for a like number of common shares in ALAC which was 100% of ALAC's then issued and outstanding shares. This resulted in ALAC being a wholly-owned subsidiary of ALH.

     This share exchange, which was structured to be a tax-free exchange under the Internal Revenue Code of 1987, as amended, resulted in a change in control of ALH. ALH's sole officer and director resigned at the closing of the share exchange and ALH's current officers and directors, who were the officers and directors of ALAC were appointed. Following the share exchange, the former shareholders of ALAC as a group retained or received the larger portion of the voting rights in ALH, and the governing body and management of ALH are those of ALAC. Since at the time of the acquisition, ALH had no significant operations, liabilities or assets, the beginning equity balances of ALAC have been presented as a recapitalization of ALAC whereby 319,799 (post reverse split - see note 2) common shares are accounted for as the subsequent issuance of 71,650 shares for the net assets of ALH. As a result, the historical financial statements of ALAC are the continuing historical financial statements of the resulting company ("the Company"). The principal purpose of the merger is to permit the combined entities to become an organization whose shares may be traded on a public exchange. It is the intent of management to seek additional capital in the future from public markets to facilitate further growth of the Company's reinsurance operations.

     ALH was formed as B & B Capital Group, Inc. in May 1998 and issued 150 shares of its $.001 par value to its incorporator. Its purpose was to seek, develop and/or acquire an operational company. It had no operations through December 31, 2001. In February 2002, it issued 50,000 shares of its common stock valued at $250,000 ($5 per share) for services in connection with the transaction discussed above and for ongoing capital structure matters. In connection with the share exchange in June 2002, B & B Capital Group, Inc. changed its name to American Life Holding Company, Inc. and sold an aggregate of 21,500 shares of its common stock to 20 accredited investors in a private transaction exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D of the act. ALH received gross proceeds of $107,500 from this offering.

     Costs incurred through June 30,2002 (unaudited) in connection with the recapitalization and share exchange total $101,237 and are included in the balance sheet under the caption "accounts payable and accrued expenses." To the extent of cash acquired in the recapitalization, these expenses are charged against additional paid-in capital.

     ALAC was established as a Tennessee corporation in 1992. In November 1997 it was issued a Certificate of Authority by the Tennessee Department of Commerce and Insurance allowing it to accept life, health and annuity insurance risks on either a primary or reinsurance basis. ALAC's activities are currently focused on the reinsurance of fixed rate annuity insurance products.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - FORMATION AND BASIS OF PRESENTATION  Continued
------   -----------------------------------

         The consolidated balance sheet at June 30, 2002 (unaudited) includes the effects of the recapitalization. Prior to February 2002, there were no operations in B&B Capital Group, Inc. Accordingly, pro-forma information is only presented for the six month period ended June 30, 2002. Giving effect to the above transactions as of January 1, 2002, the Company's condensed pro-forma consolidated income statement would appear as follows:

                                                      American         B&B        Pro-forma
                                                         Life         Capital        Total
                                                         ----         -------        -----
         Investment Income                            $ 311,999       $   --      $  311,999
         Other                                          (1,461)
                                                     ----------   ----------     -----------
                                                                          --         (1,461)
                                                        310,538           --         310,538

         Interest to contractholders                    243,183           --         243,183
         General insurance expenses                      85,529           --          85,529
         Recapitalization expense                            --      250,000         250,000
         Other expense                                    5,126           --           5,126
                                                     ----------   ----------     -----------
                                                        333,838      250,000         583,838
                                                     ----------   ----------     -----------

         Net loss before income taxes                  (23,300)    (250,000)       (273,300)
         Income taxe benefit                              4,700           --           4,700
         Net loss (comprehensive loss, $189,187)     $ (18,600)   $(250,000)     $ (268,600)
                                                     ==========   ==========     ===========
         Basic and diluted loss per share            $   (0.03)    $  (6.69)      $   (0.75)
                                                     ==========   ==========     ===========
         Weighted average shares outsanding             319,799       37,379         357,178
                                                     ==========   ==========     ===========

         All potentially dilutive securities in 2002 are anti-dilutive due to the net loss from operations for the pro-forma six months ended June 30, 2002.

         As a result of the change of control in B&B Capital, management does not expect the Company to receive any benefit from the net operating loss in B&B Capital for the period from January 1 to June 30, 2002. Accordingly, the above presentation includes no provision for income tax benefit.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------   ------------------------------------------

         Nature of Operations
         --------------------

         Annuity contract policies reinsured by the Company are subject to discretionary surrender or withdrawal by customers, subject to applicable surrender charges. These policies and contracts represent assumed reinsurance, primarily with a subsidiary of one of the five largest insurance holding companies in the world (see Note 10) which invests premiums and deposits to provide cash flows that will be used to fund future benefits and expenses.

         The Company monitors economic and regulatory developments which have the potential to impact its business. The market for deferred annuities is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Continued
------   ------------------------------------------

         Statutory Financial Information
         -------------------------------

         The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Tennessee Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices permitted by the Tennessee Department of Insurance but not so prescribed. Any permitted statutory accounting practices that the Company follows do not have a significant impact on statutory surplus or statutory net income.


         The NAIC's codification's initiative has produced a comprehensive guide of revised statutory accounting principles. The NAIC approved a January 1, 2001, implementation date for the newly developed guidance, but companies must adhere to the implementation date adopted by their state of domicile. In 2001, the Company's state of domicile, Tennessee, completed its review of the codification to determine its effect on existing state laws and regulations. As a result, Tennessee adopted the codification with an effective date of January 1, 2001. The requirements did not have a material impact on the statutory surplus of the Company.

         Revenue Recognition
         -------------------

         Reinsurance assumed on annuity business generates investment income over time on the assets held on our behalf by ceding companies. The company recognizes investment income from ceding companies and interest on its bond portfolio as interest income when the interest and investment income becomes due and its collection is reasonably assured.

         Investments
         -----------

         Management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company's securities are accounted for as available-for-sale to reflect management's intent with respect to the Company's debt securities portfolio. These securities are carried at fair value, with unrealized gains and losses, net of taxes, reported as a component of stockholders' equity. The Company uses the specific identification method to determine the cost of securities sold.

         Deferred Policy Acquisition Costs
         ---------------------------------

         Deferred policy acquisition costs represent those costs which vary with and are primarily related to the production of new business. These acquisition expenses are deferred and charged against income in proportion to expected gross profits arising from the contracts over the estimated lives of the related contracts, currently estimated to be twenty years for the Company's existing annuity contracts. In estimating such lives, management principally utilizes the experience of the ceding companies which generally take into account the frequency of early surrenders of contracts and the average term to complete annuitization of the contracts. Annuitization refers to when the contract holder asks for payment, either in a series of payments or in a lump sum. The contracts have no specified date that requires the holder to annuitize. However, current US tax laws require holders to annuitize upon reaching a certain age or suffer adverse tax consequences. Until a contract reaches the annuitization phase, they are considered to be in the accumulation phase. The Company's ceded contracts in force are primarily in the accumulation phase. Amortization expense for 2001 and 2000 totaled $7,736 and $5,592, respectively.


         Stock Warrants
         --------------

         The Company measures its equity transactions with non-employees using the fair value based method of accounting prescribed by Statement of Financial Accounting Standards No. 123. The Company continues to use the intrinsic value approach as prescribed by APB Opinion No. 25 in measuring equity transactions with employees. Accordingly, no compensation cost has been recognized for the stock option plan with employees.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Continued
------   ------------------------------------------

         Use of Estimates
         ----------------

         The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported on the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Our most significant assumptions are for assumed reinsurance liabilities and deferred acquisition costs. We review and revise these estimates as appropriate. Any adjustments made to these estimates are reflected in the period the estimates are revised.


         Cash and Cash Equivalents
         -------------------------

         The Company considers cash on hand, deposits in banks, certificates of deposit and investments with original maturities of three months or less to be cash and cash equivalents.

         Income Taxes
         ------------

         Deferred income taxes are provided for temporary differences in reporting income for financial statement and tax purposes arising primarily from differences in the methods of accounting for policy acquisition costs and net operating losses.

         Goodwill and Intangible Assets
         ------------------------------

         In June 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. SFAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001, with early application permitted in certain circumstances. Adoption of SFAS 141 and 142 did not have a material effect on the Company's financial position or results of operation.

         New Accounting Standards
         ------------------------

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 143, Accounting for Asset Retirement Obligations. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supercedes SFAS 121 which addressed accounting for the impairment of long lived assets and for long-lived assets to be disposed of. SFAS 144 retains much of the requirements of SFAS 121 and provides for resolution of implementation issues. It also removes goodwill from its scope and, therefore, eliminates the requirement of SFAS 121 to allocate goodwill to long-lived assets to be tested for impairment. In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No.4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 eliminates the inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also makes various technical corrections to existing pronouncements to clarify meanings, or describe their applicability. In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the Liability is incurred rather than at the date of an entity's commitment to an exit plan as was required under prior pronouncements. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 30,

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Continued
------   ------------------------------------------

         New Accounting Standards Continued
         ------------------------

         2002 with earlier application encouraged. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. SFAS 145 is effective for fiscal years beginning after May 15, 2002 for provisions related to the rescission of Statement 4, is effective for transactions occurring after May 15, 2002 for certain provisions related to amendment of Statement 13, and for financial statements issued after May 15, 2002 for all other provisions of SFAS 145. Early application of SFAS 145 is encouraged for all of its provisions. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged.

         The issuance of SFAS No.'s 143 through 146 does not currently affect the Company. The Company plans to adopt SFAS No's 143 through 146 in fiscal year 2002, and the Company does not anticipate any material effect on its financial statements as a result of their adoption.

         Concentration of Risk
         ---------------------

         The Company maintains its cash on deposit at a financial institution which provides $100,000 in deposit insurance.

         Income Per Share
         ----------------

         As discussed in Note 1, the historical financial statements are those of ALAC. However, in accordance with generally accepted accounting principles, the capital structure represents that of ALH. In December 2001, holders of all of the then outstanding preferred shares (235,053 post split) in ALAC elected to convert them into an equal number of common shares in ALAC. Also, just prior to the share exchange discussed in Note 1, ALAC affected a 1 for 10 reverse split of its shares. All share information presented gives retroactive effect to the conversion and stock split.

         Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period.

         Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants.

         A reconciliation of common shares outstanding with diluted shares outstanding for the six months ended June 30, 2001 (unaudited) and for the years ended December 31, 2001 and 2000 is as follows:

                                                       June, 2001
                                                       (Unaudited)        2001          2000
                                                       -----------        ----          ----
Weighted average common shares outstanding                  315,349       315,361       315,349
Assumed conversion of warrants                               55,500        55,500        55,500
Less: Treasury stock assumed repurchased with
proceeds of warrants                                       (32,840)      (32,840)      (32,840)
                                                      -------------    ----------     ---------
    Diluted shares outstanding                              338,009       338,021       338,009
                                                      =============    ==========     =========

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Continued
------   ------------------------------------------

         Reclassifications
         -----------------

         Certain amounts in the 2000 financial statements have been reclassified to conform to the presentation in subsequent periods.

NOTE 3 - UNAUDITED FINANCIAL INFORMATION
------   --------------------------------

         The accompanying financial statements as of and for the six months ended June 30, 2002 and 2001 have been prepared in accordance with the instructions in Regulation S-X for unaudited interim financial statements for filings more than 134 days after fiscal year end. In accordance with those instructions, these unaudited interim financial statements are presented in condensed format and do not include all of the information and disclosures required by accounting principles generally accepted in the US for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited interim financial statements should be read in conjunction with the financial statements and notes thereto as of and for the years ended December 31, 2001 and 2000.

NOTE 4 - STATEMENT OF CASH FLOWS SUPPLEMENTARY DISCLOSURE
------   ------------------------------------------------

         Interest paid in 2001 and 2000 was $426 and $4,184, respectively. No income taxes were paid in any period presented. In a non-cash transactions in 2000, a note in the amount of $89,000 was paid through the issuance of 4,450 shares of common stock. Also in a non-cash transaction in 2001, liabilities of $101,237 were assumed in the acquisition as discussed in note 1.

NOTE 5 - INVESTMENTS
------   -----------

         Major categories of investment income are summarized as follows at June 30, 2002 and 2001 (unaudited) and December 31, 2001 and 2000:

                                       June, 2002         June, 2001
                                       (Unaudited)        (Unaudited)            2001               2000
                                       -----------        -----------            ----               ----
            Fixed maturities              $60,298            $70,274           $128,812          $ 132,424
            Interest bearing cash              97                 11              5,161              4,873
            Gross investment
              income credited by
              reinsured                   256,258            126,006            306,868            215,466
                                  ---------------    ---------------     --------------     --------------
                                          316,653            196,291            440,841            352,763
            Investment expenses           (4,654)            (4,916)           (11,228)            (8,575)
                                  ---------------    ---------------     --------------     --------------
               Total                     $311,999           $191,375           $429,613           $344,188
                                  ===============    ===============     ==============     ==============

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INVESTMENTS - Continued
------   -----------

         The amortized cost and estimated fair values of investments in bonds at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with and without prepayment penalties.

                                                                                      Amortized
                                                                                         Cost        Fair Value
                                                                                         ----        ----------
         Due in one year or less                                                       $       --     $       --
         Due after one year through five years                                          1,158,978      1,190,867
         Due after five years through ten years                                           957,415        978,360
         Thereafter                                                                        51,896         52,398
                                                                                       ----------     ----------
             Total                                                                     $2,168,289     $2,221,625
                                                                                       ==========     ==========

         The aggregate fair value, gross unrealized holding gains, gross unrealized holding losses, and amortized cost for securities by major security type at December 31, 2001 and 2000 are as follows:

                                                                            Gross          Gross
                                                           Amortized      Unrealized     Unrealized     Fair
                2001                                         Cost           Gains          Losses       Value
                ----                                         ----           -----          ------       -----
         Obligations of states and
           political subdivisions                         $1,241,710       $34,928        $(1,638)    $1,275,000
         Utilities                                           100,000         2,822                       102,822
         Corporate debt securities                           826,579        19,379         (2,155)       843,803
                                                          ----------       -------        -------     ----------
                                                          $2,168,289       $57,129        $(3,793)    $2,221,625
                                                          ==========       =======        =======     ==========

                2000
                ----
         Obligations of states and
           political subdivisions                         $1,347,373       $   497       $(15,374)    $1,332,496
         Corporate debt securities                           819,483        24,275         (7,892)       835,866
                                                          ----------       -------       --------     ----------
                                                          $2,166,856       $24,772       $(23,266)    $2,168,362
                                                          ==========       =======       ========     ==========

         Proceeds from sales of investments in bonds for the years ended December 31, 2001 and 2000 were $1,290,899 and $523,469, respectively.
         Realized on those sales in 2001 and 2000 were gross gains of $20,274 and $222, respectively.

NOTE 6 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
------   -----------------------------------------------------

         The following methods and assumptions were used to estimate the fair value (see Note 5) of each class of financial instrument for which it is practicable to estimate that value:

         Cash and short-term investments are carried at cost which is a reasonable estimate of fair value. Amount due from reinsurer is stated at settlement value, which approximates fair value because of its short-term maturity. For investment securities (bonds), fair values are based on quoted market prices or dealer quotes. If a quoted price is not available, fair value is estimated by management using quoted market prices for similar securities.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - PROPERTY AND EQUIPMENT
------   ----------------------

         Significant classes of property and equipment are presented below:

                                                                                       2001               2000
                                                                                       ----               ----
         Office furniture and fixtures                                                $12,329            $12,329
         Less:  accumulated depreciation                                               (9,304)            (7,612)
                                                                                      -------             ------
                                                                                      $ 3,025            $ 4,717
                                                                                      =======            =======

NOTE 8 - CONTRACTHOLDER DEPOSITS
------   -----------------------

         Contractholder deposits are equal to deposits received and interest credited to the benefit of the contract holder less withdrawals and administrative expenses. In 2001 and 2000, credited interest rates on contract liabilities ranged from 3.83% to 6.90% and from 4.4% to 7.05%, respectively for the Company's contracts, which feature variable rates after the first year.

         The composition of these liabilities at December 31, 2001 is presented below:

                                                                                                       Cash Value
            Years of                                                               Annuities          of Contract
            Issue                                                                  In Force            Liability
            -----                                                                  --------            ---------
            1997                                                                   $1,694,051         $1,617,819
            1998                                                                    5,115,241          4,839,287
            1999                                                                    2,671,327          2,503,033
            2000                                                                      302,989            281,910
            2001                                                                        3,667              3,667
                                                                                   ----------         ----------
                                                                                   $9,787,275         $9,245,716
                                                                                   ==========         ==========

NOTE 9 - RELATED PARTY TRANSACTIONS
------   --------------------------

         During 2000, the Company borrowed $72,184 from its principal stockholder in exchange for a demand note payable with interest at 10% per annum. In 2001, the Company exchanged 4,450 shares of its common stock for the note plus additional borrowings of $10,000 and accrued interest of $6,816. As of June 30, 2002, $25,159 was owed the principal stockholder under a demand note payable at 10% per annum. Additionally, included in accounts payable and accrued expenses is $45,618 owed to the principal stockholder for recapitalization expenses of the Company directly by him.

NOTE 10 - COMMITMENTS AND CONTINGENCIES
-------   -----------------------------

         The Company rents its facility under an operating lease calling for payments of $8,400 annually. The lease expired in October 2001. The Company currently rents on a month-to-month basis under the same terms and conditions.

         The Company has operational commitments under two primary agreements: a reinsurance agreement and a general agency and marketing agreement.

         In 1997, with an effective date of December, 1996, the Company entered into an automatic reinsurance agreement on a modified coinsurance basis with Allianz Life Insurance Company of North America (Allianz), one of the top fifty life insurers in North America and a subsidiary of one of the five largest insurance holding

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS AND CONTINGENCIES - Continued
-------   -----------------------------
         companies in the world. Allianz has agreed to cede reinsurance on 15% of all Ultima annuities sold by it and 40% of all annuities sold by the Company's agencies, subject to statutory limitations. The agreement calls for the Company to pay its pro-rata share of the acquisition costs for the specified annuity business and to put its assets at risk. The agreement calls for the establishment of a funds withheld account for the benefit of the

         Company. Monthly, the funds withheld account is adjusted by deducting statutory reserves on the last day of the preceding month from statutory reserves on the last day of the current month. Allianz is to retain the gross investment income derived from assets, which it is to hold but to pay monthly interest at a calculated rate applied to average balances in the funds withheld account.

         In 1998, the provisions of the Allianz agreement discussed above were effectively extended to include a 15% retrocession of Allianz policies sold by Reassurance Company of Hannover (Hannover) and ceded 100% to Hannover by Allianz. Terms of the Hannover Retrocession agreement are substantially similar to the Allianz agreement.

         Effective September 30, 2001, the Company assumed, on a funds withheld basis, approximately $6.5 million dollars in annuity business representing the previously unceded portions of Ultima annuities originating from Allianz or Company sales efforts. In exchange for this block of business, the Company agreed to a crediting interest rate 60 basis points less than that applied to business previously assumed from Allianz.

         Under these two agreements, funds held for the benefit of the Company, $9,460,220 and $2,926,436 and the related obligations of $9,787,275 and $3,024,771 at December 31, 2001 and 2000, respectively, are included on the accompanying balance sheets under the captions "Amounts receivable under reinsurance agreements" and "Contractholder deposits."

         The general agency and marketing agreement calls for the Company to recruit, train and manage general agents in the solicitation of policies throughout the United States. The Company receives a 1.20% compensation allowance on new policies and an additional .0042% monthly on policies in force thirteen months or longer.

         The Company's business is subject to the effects of a changing social, economic and regulatory environment. Public and regulatory initiatives have varied and have included employee benefit regulation, controls on medical care costs, tax law changes affecting the taxation of insurance companies, tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance rates and benefits. Any ultimate or eventual effects to the Company of these initiatives are uncertain.

NOTE 11 - INCOME TAXES
-------   ------------

         The Company provides deferred income tax assets and liabilities using the liability method for temporary differences between book and taxable income.

         The provisions for income taxes for the years ended December 31, 2001 and 2000 are comprised as follows:

                                                                            2001             2000
                                                                            ----             ----
              Currently payable                                           $   --          $   --
              Deferred federal tax expense                                 1,600           2,310
              Deferred state tax expense                                     600             990
                                                                          ------          ------
                                                                          $2,200          $3,300
                                                                          ======          ======

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES - Continued
-------   ------------

         Income tax benefit (expense) attributable to income (loss) before income taxes differed from the amounts computed by applying the United States of America federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

                                                                               2001             2000
                                                                               ----             ----
              Computed expected income tax expense                            $3,810           $6,561
              Reversals of temporary differences
                 at lower than expected rates                                 (2,282)          (2,867)
              State taxes                                                        672             (394)
                                                                              ------           ------
                                                                              $2,200           $3,300
                                                                              ======           ======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at December 31, 2001 are as follows:

                                                                                               2001
                                                                                               ----
              Net operating loss carryforwards                                               $121,800
              Unrealized holding gain on
                 available for sale securities                                                (28,600)
                                                                                             --------
                                                                                             $ 93,200
                                                                                             ========

         Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax benefit is the result of changes in deferred tax assets, net of the tax effects on the unrealized gain or loss on available for sale securities, assigned to other comprehensive income.

         The Company had available, to offset taxable income, cumulative net operating loss carryforwards arising from the periods since the year ended December 31, 1992 of approximately $600,000 at December 31, 2001. The carryforwards begin expiring in 2012.

NOTE 12 - STOCKHOLDERS' EQUITY
-------   --------------------

         The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 250,000 shares have been designated as Series A Preferred Stock. The remaining 4,750,000 shares of the preferred stock remain without designation.

         ALAC is required by statute of the State of Tennessee, its domiciliary state, to maintain minimum capital and surplus of $1,000,000 each.

Statutory capital at June 30, 2002, and December 31, 2001 and 2000 was $1,119,681, $1,119,281 and $1,103,706, and statutory surplus was $1,243,210,
$1,301,741 and $1,134,176, at June 30, 2002 and December 31, 2001 and 2000,
respectively. Generally, deferred acquisition costs are not admitted as assets for statutory purposes, and therefore, equity balances under statutory accounting principles do not reflect any value for deferred acquisition costs.

         Restrictions of retained earnings under these valuation reserves were approximately $8,700 and $11,400 at December 31, 2001 and 2000, respectively.

         Risk based capital (RBC) requirements promulgated by the National Association of Insurance Commissioners (NAIC) became effective for life insurance companies in 1994. RBC requires life insurance carriers to maintain minimum capitalization levels based on a four-part formula. As of December 31, 2001 and 2000, the Company's total adjusted surplus exceeded its authorized control level RBC.

         The ability of ALAC to pay dividends is dependent on obtaining prior written approval of the Tennessee Department of Insurance.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - STOCKHOLDERS' EQUITY Continued
-------   --------------------

         The Company has outstanding warrants to employees and non-employees allowing the purchase of stock at a price of $10.00 per share. The warrants, originally issued by ALAC, became exercisable into ALH shares as a result of the share exchange as discussed in note 1. None of the 13,500 non-employee warrants or the 42,000 employee warrants, all of whose exercise price exceeded market value as of the date of the grant, have been exercised.

         All warrants were issued prior to 2000 and were fully vested upon issuance. Therefore, their issuance had no pro-forma effect on earnings in any period presented.

         Information regarding the warrants for 2001 and 2000 is as follows:

                                                                2001                              2000
                                                        ------------------------          -------------------------
                                                        Weighted    Average               Weighted      Average
                                                        Shares    Exercise Price           Shares    Exercise Price
                                                        ------    --------------           ------    --------------
         Options outstanding,
             beginning of year                          55,500      $ 10.00                55,500       $ 10.00
         Options canceled                                   --         n/a                     --        n/a

         Options exercised                                  --         n/a                     --        n/a
         Options granted                                    --      $ 10.00                    --       $ 10.00
                                                        ------                             ------
         Options outstanding,
             end of year                                55,500      $ 10.00                55,500       $ 10.00
                                                        ======                             ======
         Options exercisable,
             end of year                                55,500      $ 10.00                55,500       $ 10.00
                                                        ======                             ======

         Option price range,
             end of year                                            $ 10.00                             $ 10.00
         Option price range,
             exercised shares                                         n/a                                  n/a
         Options available for
             grant at end of year                                      0                                    0
         Weighted average fair
             value of options
             granted during
             the year                                               $ n/a                               $  n/a

NOTE 13 -  SUBSEQUENT EVENTS (UNAUDITED)
-------    -----------------------------

In July, 2002 the Company's board of directors created a series of 250,000 shares of preferred stock and designated that series as Series A Preferred Stock. The designations, rights and preferences of the Series A Preferred Stock include:

*        the stated value of each share is $1.00,

* the shares are not redeemable without the consent of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock,

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - SUBSEQUENT EVENTS (UNAUDITED) Continued
-------   -----------------------------

* each share of Series A Preferred Stock is convertible into shares of common stock at the Company's option at a conversion rate to be mutually agreed upon at the time of conversion,

*        the shares of Series A Preferred Stock do not pay any dividends,

* each share of Series A Preferred Stock carries voting rights equal to 75 votes, and

* so long as the shares of Series A Preferred Stock are outstanding, the Company cannot take certain actions without the approval of the holders of a majority of the issued and outstanding shares, including:

         - sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of voting power is transferred or disposed of;

         - alter or change the rights, preferences or privileges of shares of Series A Preferred Stock;

         - increase or decrease the total number of authorized shares of Series A Preferred Stock;

         - authorize or issue, or obligate to issue, any other equity security, including any other security convertible into or exercisable for any equity security having rights, preferences or privileges over, or being on a parity with or similar to, the Series A Preferred Stock;

         - redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of its securities;

         -        amend its articles of incorporation or bylaws;

         -        change the authorized number of its directors;

         - declare, order or pay any dividends on any class of securities.

In August, 2002 the Company issued all 250,000 shares of this Series A Preferred Stock to Dr. Bishop in connection with the granting by him to the Company of a $250,000 line of credit which is described elsewhere in this prospectus.


The Company has recorded as an asset, deferred financing costs, for the value of the shares, $250,000 or $1 per share, and is amortizing the cost over the four year term of the line of credit.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.


Until _________, 2003 (90 days after the date of this Prospectus), all dealers effecting trans actions in the registered securities, whether or not participating in this distribution, may be re quired to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold al lotments or subscriptions.


                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary....................................................     2
Risk Factors..........................................................     4
Capitalization........................................................     11
Use of Proceeds.......................................................     11
Management's Discussion and Analysis or Plan of Operation.............     11
Business..............................................................     17
Management............................................................     26
Certain Relationships and Related Transactions........................     33
Principal Shareholders................................................     34
Description of Securities.............................................     36
Selling Security Holders..............................................     38
Plan of Distribution .................................................     40
Legal Matters.........................................................     43
Experts...............................................................     43
Additional Information................................................     44
Financial Statements..................................................    F-1





                              AMERICAN LIFE HOLDING
                                  COMPANY, INC.






                                   PROSPECTUS




                             ________________, 2002





                                 391,449 SHARES

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.


         Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by American Life in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee................................     $     181
Legal Fees and Expenses*.......................................        45,000
Accounting Fees and Expenses*..................................        52,000
Financial Printing*............................................         5,000
Transfer Agent Fees*...........................................         1,500
Blue Sky Fees and Expenses*....................................             0
Miscellaneous*.................................................           319
                                                                    ---------

          TOTAL................................................     $ 104,000
                                                                    =========


* Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         In May 1998 in connection with the organization of our company we issued 150 shares of our common stock to our founder who is an accredited investor in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the act. The certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.


         Between April and November 1992 American Life sold an aggregate of 33,200 shares of its common stock to 13 investors at a purchase price of $10.00 per share in private transactions exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) of the act. All of these investors were unaffiliated third parties except for two purchasers who were members of American Life's board of directors who also became members of our board of directors following the share exchange in June 2002 described below. The purchasers were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in American Life's securities. No general solicitation or advertising was used in connection with these transactions, and the participants had access to business and financial information concerning American Life.

         In June 1994 American Life sold 1,000 shares of its common stock to an accredited investor at $10.00 per share in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by
Section 4(2) of the act. The purchaser was a member of American Life's board of directors and became a member of our board of directors following the share exchange in June 2002 described below. No general solicitation or advertising was used in connection with this transaction, and the purchaser had access to business and financial information concerning American Life.

         In August 1996 American Life sold an aggregate of 300 shares of its common stock to two investors at a purchase price of $10.00 per share in private transactions exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) of the act. The purchasers were either accredited investors or non- accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in American Life's securities. No general solicitation or advertising was used in connection with these transactions, and the participants had access to business and financial information concerning American Life.

         Between November 1995 and April 1996 American Life sold an aggregate of 4,500 shares of its common stock to one investor at a purchase price of $10.00 per share in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the act. The purchaser was an accredited investor. No general solicitation or advertising was used in connection with these transactions, and the participant had access to business and financial information concerning American Life.

         In November 1996, 10 American Life shareholders who had previously lent American Life an aggregate of $397,125 converted those notes into 39,713 shares of American Life's common stock. The shareholders were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in American Life's securities. Included in these converting note holders were four members of American Life's board of directors who also became members of our board of directors following the share exchange in June 2002 described below. The shares were issued in reliance on an exemption provided by Section 4(2) of the Securities Act.

         In November 1996 American Life sold 250,000 shares of its Series A Preferred Stock and in February 1997 it sold an aggregate of 1,850,000 shares of its Series A Preferred Stock, all at a purchase price of $1.00 per share, to six purchasers in private transactions exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The purchasers, all of whom were accredited investors, were two members of American Life's board of directors, both of whom became members of our board of directors in connection with the share exchange in June 2002 described below, and four trusts for which one of the board members is the trustee.

         In December 1999 American Life sold an aggregate of 1,579 shares of its common stock at a purchase price of $16.90 per share to two individuals in private transactions exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) of the act. The purchasers were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in American Life's securities. Included in the purchasers was one member of American Life's board of directors who also became a member of our board of directors in connection with the share exchange in June 2002 described below. No general solicitation or advertising was used in connection with these transactions, and the participants had access to business and financial information concerning American Life.

         Between July and December 1998 American Life sold an aggregate of 231,868 shares of its Series A Preferred Stock at a purchase price of $1.00 per share to two purchasers in private transactions exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The purchasers, both of whom were accredited investors, were two members of American Life's board of directors, both of whom became members of our board of directors in connection with the share exchange in June 2002 described below.

         In December 1999 American Life sold an additional 18,657 shares of its Series A Preferred Stock at a purchase price of $16.90 per share to an accredited investor who was a member of its board of directors and who also became a member of our board of directors in connection with the share exchange in June 2002 described below. This transaction was a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

         In December 2001 a member of American Life's board of directors who had lent that company $89,000 converted the loan into 4,450 shares of American Life's common stock in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

         In December 2001 the holders of 2,350,525 shares of American Life's Series A Preferred Stock, which represented all the issued and outstanding shares of that class, converted those shares into 235,053 shares of its common stock. The converting shareholders were two members of American Life's board of directors, both of whom became members of our board of directors in connection with the share exchange in June 2002 described below, and four trusts for which one of the board members is the trustee.


         In February 2002 we issued 25,000 shares of our common stock to our then president and sole director, who is an accredited investor, as compensation for services in connection with the pending reorganization in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the act. The certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

         In February 2002 we also issued 25,000 shares of our common stock to a company as compensation for consulting services provided to us in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the act. The certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

         In June 2002 we issued 319,799 shares of our common stock to 25 individuals under the terms of a Share Exchange Agreement dated June 22, 2002. This transaction, which resulted in American Life becoming a majority owned subsidiary of our company, was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The participants were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The participants had access to business and financial information concerning our company and they each represented to us that they were acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.

         In June 2002 we sold an aggregate of 21,500 shares of our common stock to 20 accredited investors in a private transaction exempt from registration under the Securities Act in reliance on Rule 506 and Regulation D of the act. We received gross proceeds of $107,500 from this offering, and we paid no commissions in connection with the offering. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The purchasers had access to business and financial information concerning our company. We had reasonable grounds to believe that each purchaser was an accredited investor, as defined by Rule 501 of Regulation D, and the purchaser represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.


         In August 2002 we issued 250,000 shares of our Series A Convertible Preferred Stock to Dr. Archer W. Bishop, Jr. as consideration for the granting to us by Dr. Bishop of a $250,000 line of credit. The shares were issued in a private transaction exemption from registration under Section 4(2) of the Securities Act. As described elsewhere in this registration statement, we are using the proceeds of this line of credit for general working capital. Dr. Bishop is an accredited investor and he represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

         No underwriters or broker-dealers participated in any of the transactions described in this Item 26. and no commissions or other fees were paid to any third parties in connection with any of these sales or issuances.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.                Description of Document
-----------                -----------------------

3.1                Articles of Incorporation*

3.2                Amended and Restated Articles of Incorporation*

3.3                Articles of Amendment to the Amended and Restated Articles of
                   Incorporation*

3.4                By-Laws*


4.1                Form of Common Stock Purchase Warrant**

5.1                Opinion of Katz, Barron, Squitero & Faust, P.A.*

10.1               Share Exchange Agreement dated June 22, 2002**

10.2 Reinsurance Agreement with Allianz Life Insurance Company of North American, and addendums**

10.3 Annuity Retrocession Agreement with Hanover Reassurance Company of North America**

10.4 Unsecured Revolving Credit Note in the principal amount of $250,000**

10.5               American Life Holding Company, Inc. 2002 Stock Option Plan**

10.6               Form of Lock-Up Agreement with Dr. Archer W. Bishop Jr.**

10.7               Form of Lock-Up Agreement with Dr. John H. Bell**

10.8               Agreement between The American Life and Annuity Company, Inc.
                   and Martin & Company, L.P.**

16.1 Letter from Rodefer Moss & Co PLLC regarding change of certifying accountants**

21                 Subsidiaries of the registrant*

23.1               Consent of Henderson Hutcherson & McCullough PLLC**

23.2               Consent of Rodefer, Moss & Co, PLLC**

23.3               Consent of Katz, Barron, Squitero & Faust, P.A. (included in
                   Exhibit 5)*


*        previously filed
**       filed herewith

ITEM 28.  UNDERTAKINGS

The undersigned registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


                 (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Knoxville, Tennessee on October 28, 2002.


                                  AMERICAN LIFE HOLDING COMPANY, INC.

                                  By:   /s/ Stanley P. Brown, III
                                      ----------------------------------------
                                           Stanley P. Brown, III, President,
                                           Principal Executive Officer, and
                                           Principal Accounting and Financial
                                           Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                   Title                                  Date
         ---------                                   -----                                  ----
/s/ Dr. Archer W. Bishop, Jr.                        Chairman                           October 28 , 2002
-----------------------------
Dr. Archer W. Bishop, Jr.


/s/ Stanley P. Brown, III                            President, CEO,                    October 28, 2002
--------------------------------                     Principal Executive,
Stanley P. Brown, III                                Principal Accounting
                                                     and Financial Officer
                                                     and director


/s/ Lila K. Pfleger                                  Secretary, Treasurer               October 28, 2002
-----------------------------------                  and director
Lila K. Pfleger

/s/ Oscar R. Scofield                                Director                           October 28, 2002
-------------------------------
Oscar R. Scofield

/s/ Dr. John H. Bell                                 Director                           October 28, 2002
--------------------------------
Dr. John H. Bell

                                  EXHIBIT INDEX


Exhibit No.        Description of Document
-----------        -----------------------

4.1                Form of Common Stock Purchase Warrant

10.1               Share Exchange Agreement dated June 22, 2002

10.2 Reinsurance Agreement with Allianz Life Insurance Company of North American, and addendums

10.3 Annuity Retrocession Agreement with Hanover Reassurance Company of North America

10.4               Unsecured Revolving Credit Note in the principal amount of
                   $250,000

10.5               American Life Holding Company, Inc. 2002 Stock Option Plan

10.6               Form of Lock-Up Agreement with Dr. Archer W. Bishop Jr.

10.7               Form of Lock-Up Agreement with Dr. John H. Bell

10.8               Agreement between The American Life and Annuity Company, Inc.
                   and Martin & Company, L.P.

16.1 Letter from Rodefer Moss & Co PLLC regarding change of certifying accountants

23.1               Consent of Henderson Hutcherson & McCullough PLLC

23.2               Consent of Rodefer, Moss & Co, PLLC